    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 20, 1999.

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              COMCAST CORPORATION

             (Exact Name of Registrant as Specified in Its Charter)

              PENNSYLVANIA                                  4841                                   23-1709202
    (State or Other Jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     Incorporation or Organization)             Classification Code Number)                   Identification No.)

                            ------------------------

  1500 MARKET STREET, PHILADELPHIA, PENNSYLVANIA 19102-2148, TELEPHONE: (215)
                                    665-1700
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                         ------------------------------

                                 JOHN R. ALCHIN
                      SENIOR VICE PRESIDENT AND TREASURER
                              COMCAST CORPORATION
  1500 MARKET STREET, PHILADELPHIA, PENNSYLVANIA 19102-2148, TELEPHONE: (215)
                                    665-1700
(Address Including Zip Code, and Telephone Number, Including Area Code, of Agent
                                  For Service)
                         ------------------------------

                                   COPIES TO:

          Peter D. Cripps, Esq.                       Bruce K. Dallas, Esq.
          Dechert Price & Rhoads                      Davis Polk & Wardwell
         4000 Bell Atlantic Tower                      450 Lexington Avenue
             1717 Arch Street                        New York, New York 10017
  Philadelphia, Pennsylvania 19103-2793                   (212) 450-4000
              (215) 994-4000

                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement and all other conditions to the transactions described herein have been satisfied or waived.

    If any of the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                         PROPOSED MAXIMUM    PROPOSED MAXIMUM
              TITLE OF EACH CLASS OF                   AMOUNT TO BE     OFFERING PRICE PER  AGGREGATE OFFERING      AMOUNT OF
           SECURITIES TO BE REGISTERED                REGISTERED(1)            UNIT              PRICE(2)        REGISTRATION FEE
Class A Special Common Stock, par value $1.00 per
  share...........................................      23,182,599              NA             $764,165,628          $212,439

(1) The maximum number of shares of Class A Special Common Stock offered in exchange for shares of Jones Intercable, Inc. Common Stock and Class A Common Stock, as described in the Prospectus filed as part of this Registration Statement.
(2) Estimated solely for purposes of calculating the registration fee and computed pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended, based on the average of the high and low per share prices quoted on the Nasdaq National Market System on August 16, 1999 for Jones Intercable, Inc. Common Stock and Jones Intercable Class A Common Stock to be purchased by Comcast Corporation in exchange for shares of Comcast Class A Special Common Stock.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      SUBJECT TO COMPLETION, PRELIMINARY PROSPECTUS DATED AUGUST 20, 1999
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                     [LOGO]

                               OFFER TO EXCHANGE

     1.4 SHARES OF CLASS A SPECIAL COMMON STOCK OF COMCAST CORPORATION FOR EACH SHARE OF COMMON STOCK OR CLASS A COMMON STOCK OF
                             JONES INTERCABLE, INC.

                     UP TO 1,161,135 SHARES OF COMMON STOCK
    AND 15,397,864 SHARES OF CLASS A COMMON STOCK OF JONES INTERCABLE, INC.
                             ---------------------

                      MATERIAL TERMS OF OUR EXCHANGE OFFER

    - EXCHANGE RATIO. We are offering to exchange shares of our Class A Special Common Stock for each share of Common Stock or Class A Common Stock of Jones Intercable that you hold. Based upon the closing market prices of these shares on the day prior to our public announcement of this exchange offer, the exchange ratio represented a premium of approximately 12.7% and 9.1% for the Jones Intercable Common Stock and Class A Common Stock, respectively.

    - EXPIRATION DATE. Our exchange offer expires at 11:59 p.m., New York City
      time, on             , 1999, unless we extend it.

    - OFFERING DOCUMENTS. We are making our exchange offer on the terms and subject to the conditions contained in this document and the related Letter of Transmittal.

    - TENDER PROCEDURES. If you wish to accept our offer and tender your shares, please follow the procedures described on pages 31 to 33.

    - WITHDRAWAL RIGHTS. You may withdraw your shares at any time before our exchange offer expires by following the procedures described on page 34.

    - PRORATION. If more than the maximum number of shares of either class of Jones Intercable stock are validly tendered and not properly withdrawn prior to the expiration of our exchange offer, we will exchange shares of such class on a pro rata basis.

    - TAX CONSEQUENCES. You will realize gain or loss on the exchange of Jones Intercable shares for our Class A Special Common Stock in an amount equal to the difference between the fair market value of the shares of our Class A Special Common Stock received and your tax basis for your Jones Intercable shares surrendered.

                INFORMATION ON OUR CLASS A SPECIAL COMMON STOCK

Holders of our Class A Special Common Stock are not entitled to vote in the election of directors or otherwise, except where class voting is required by applicable law.

Our Class A Special Common Stock is listed for trading on the Nasdaq National Market under the symbol "CMCSK." On August 19, 1999, the closing price of our Class A Special Common Stock was $35.9375 per share.

FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE YOU PARTICIPATE IN OUR EXCHANGE OFFER, SEE "RISK FACTORS."

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
                            ------------------------

                 THE DEALER MANAGER FOR OUR EXCHANGE OFFER IS:
                            LAZARD FRERES & CO. LLC

August 20, 1999

                             ADDITIONAL INFORMATION

    This prospectus incorporates important business and financial information about Comcast and Jones Intercable that is not included in or delivered with this document. This information is available without charge to shareholders of either company upon written or oral request. Shareholders may obtain information about Comcast or Jones Intercable upon request to the appropriate company at the following address or telephone number:

Marlene S. Dooner                              Kelley Claypool
Senior Director, Investor Relations            Senior Analyst, Investor Relations
Comcast Corporation                            Jones Intercable, Inc.
1500 Market Street                             c/o Comcast Corporation
Philadelphia, Pennsylvania 19102-2148          1500 Market Street
Comcast Investor Relations Hotline:            Philadelphia, Pennsylvania 19102-2148
(215) 655-8199                                 Jones Investor Relations Hotline:
                                               (215) 655-8198

    IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM US, PLEASE DO SO BY
            , 1999 TO ENSURE TIMELY DELIVERY.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
QUESTIONS AND ANSWERS ABOUT OUR EXCHANGE OFFER.............................................................           1

SUMMARY....................................................................................................           3

  The Companies............................................................................................           3

  The Exchange Offer.......................................................................................           4

  Our Summary Selected Historical Consolidated Financial Data..............................................           8

  Summary Selected Historical Consolidated Financial Data of Jones Intercable..............................          11

  Comparative Per Share Data...............................................................................          13

RISK FACTORS...............................................................................................          14

  Risks Relating to Comcast................................................................................          14

  Risks Relating to Our Exchange Offer.....................................................................          17

  Special Note Regarding Forward-Looking Statements........................................................          18

THE EXCHANGE OFFER.........................................................................................          19

  Background to Our Exchange Offer.........................................................................          19

  Our Purpose and Reasons for Our Exchange Offer; our Plans for Jones Intercable After Our Exchange
    Offer..................................................................................................          22

  Possible Effects of Our Exchange Offer on the Market for Jones Intercable Shares; Consequences of Not
    Exchanging Jones Intercable Shares.....................................................................          23

  Factors to Consider in Determining Whether to Tender.....................................................          25

  Terms of Our Exchange Offer..............................................................................          26

  No Appraisal Rights......................................................................................          26

  Conditions to Completion of Our Exchange Offer...........................................................          26

  Expiration Date; Extensions; Amendments..................................................................          29

  Proration................................................................................................          29

  Procedures for Tendering Jones Intercable Shares.........................................................          31

  Return of Jones Intercable Shares........................................................................          33

  Book-Entry Transfer......................................................................................          33

  Guaranteed Delivery Procedures...........................................................................          33

  Delivery of Our Class A Special Common Stock.............................................................          34

  Withdrawal Rights........................................................................................          34

  Effect of Dividends and Distributions by Jones Intercable on the Exchange Ratio..........................          34

  Exchange Agent...........................................................................................          35

  Information Agent........................................................................................          35

  Dealer Manager...........................................................................................          36

  Fees and Expenses........................................................................................          36

  Regulatory Matters.......................................................................................          36

  Interests of Certain Persons in Our Exchange Offer.......................................................          37

  Material Contracts Between Us and Jones Intercable.......................................................          38

  Accounting Treatment.....................................................................................          39

  Listing of Our Class A Special Common Stock..............................................................          39

                                                                                                                PAGE
                                                                                                                -----
CERTAIN TAX CONSEQUENCES OF OUR EXCHANGE OFFER.............................................................          39

  The Exchange Offer.......................................................................................          39

  Distributions on Our Class A Special Common Stock........................................................          39

DESCRIPTION OF COMCAST CAPITAL STOCK.......................................................................          40

  Common Stock.............................................................................................          40

  Preferred Stock..........................................................................................          41

DESCRIPTION OF JONES INTERCABLE CAPITAL STOCK..............................................................          42

COMPARISON OF CERTAIN RIGHTS OF SHAREHOLDERS OF COMCAST AND JONES INTERCABLE...............................          43

  Fiduciary Duties of Directors............................................................................          43

  Limitation of Director Liability.........................................................................          43

  Indemnification..........................................................................................          44

  Business Combinations....................................................................................          45

  Anti-takeover Protection.................................................................................          46

  Voting Rights............................................................................................          47

  Amendments to the Articles of Incorporation..............................................................          47

  Dividends and Repurchases of Shares......................................................................          49

  Dissenters' Rights.......................................................................................          50

  Special Treatment........................................................................................          51

  Amendments to Bylaws.....................................................................................          51

  Action By Written Consent................................................................................          51

  Special Meeting of Shareholders..........................................................................          52

  Annual Meeting of Shareholders...........................................................................          52

  Business Conducted at Meeting of Shareholders............................................................          53

  Preemptive Rights........................................................................................          53

  Size of the Board of Directors...........................................................................          53

  Classification of the Board of Directors.................................................................          54

  Vacancies on the Board...................................................................................          54

  Removal of Directors.....................................................................................          55

  Interested Director Transactions.........................................................................          55

  Shareholder Records......................................................................................          56

  Shareholder Derivative Suits.............................................................................          56

  Dissolution..............................................................................................          57

LEGAL MATTERS..............................................................................................          57

EXPERTS....................................................................................................          57

WHERE YOU CAN FIND MORE INFORMATION........................................................................          58

INCORPORATION BY REFERENCE.................................................................................          58

                 QUESTIONS AND ANSWERS ABOUT OUR EXCHANGE OFFER

Q1: WHAT IS THE "EXCHANGE RATIO"?

A1: The exchange ratio represents the number of shares of our Class A Special Common Stock which you will receive in exchange for each share of Jones Intercable Common Stock or Class A Common Stock which we accept in our exchange offer. The exchange ratio is 1.4. This means that for every share of your Jones Intercable Common Stock or Class A Common Stock which we accept in our exchange offer you will receive 1.4 shares of our Class A Special Common Stock.

Q2: HOW DO I DECIDE WHETHER TO PARTICIPATE IN THE EXCHANGE OFFER?

A2: Whether you should participate in our exchange offer depends on many factors. You should consider, among other things:

    - your view of the relative values of a single Jones Intercable share and a single share of our Class A Special Common Stock,

    - your interest in participating in our exchange offer at an exchange ratio that represents a premium of approximately 12.7% and 9.1% over the closing market prices of Jones Intercable Common Stock and Class A Common Stock on the day prior to our public announcement of this exchange offer, and

    - your investment strategy regarding the two companies' stocks.

In addition, you should consider all of the factors described under "Risk Factors." You must make your own decision after reading this document and consulting with your advisors based on your own financial position and requirements.

Q3: CAN I TENDER ONLY A PORTION OF MY JONES INTERCABLE SHARES IN THE EXCHANGE OFFER?

A3: Yes, you may tender some or all of your Jones Intercable shares.

Q4: DO I NEED TO DO ANYTHING IF I WANT TO RETAIN MY JONES INTERCABLE SHARES?

A4: No, if you want to retain your Jones Intercable shares, you do not need to take any action.

Q5: WILL ALL OF THE JONES INTERCABLE SHARES THAT I TENDER BE ACCEPTED?

A5: Possibly, but not necessarily. Your Jones Intercable shares may be subject to proration. Proration will occur if holders of shares of Jones Intercable Common Stock or Class A Common Stock tender too many shares in our exchange offer. We will only accept a maximum of 1,161,135 shares of Common Stock and 15,397,864 shares of Class A Common Stock of Jones Intercable. We will accept shares of an oversubscribed class on a pro rata basis from the tendering shareholders of the oversubscribed class. Any shares not accepted for exchange will be returned to tendering shareholders.

Q6: HOW DO I PARTICIPATE IN THE EXCHANGE OFFER?

A6: If you hold certificates for your Jones Intercable shares, you should complete and sign the Letter of Transmittal, designating the number and class of Jones Intercable shares you wish to tender. Send it, together with your share certificates and other documents required by the Letter of Transmittal, by registered mail, return receipt requested, so that it is received by the Exchange Agent at one of the addresses set forth on the back cover of this prospectus before the expiration of our exchange offer. Do not send your share certificates to Comcast, Jones Intercable, the Dealer Manager (Lazard Freres & Co. LLC) or the Information Agent (D.F. King & Co., Inc.).

Q7: MY SHARES ARE HELD BY MY BROKER. WHAT SHOULD I DO IF I WANT TO PARTICIPATE IN THE EXCHANGE OFFER?

A7: If your shares are held by your broker and are not certificated in your name (i.e., your shares are held in "street name"), you should receive instructions from your broker on how to participate. In this situation, you do not need to complete the Letter of Transmittal. If you have not yet received instructions from your broker, please contact your broker directly.

Q8: CAN I CHANGE MY MIND AFTER I TENDER MY JONES INTERCABLE SHARES?

A8: Yes, you may withdraw tendered shares at any time before the expiration of our exchange offer. If you change your mind again, you can retender your Jones Intercable shares by following the tender procedures again prior to the expiration of our exchange offer.

Q9: ARE THERE ANY CONDITIONS TO COMCAST'S OBLIGATION TO COMPLETE THE EXCHANGE OFFER?

A9: Yes, our exchange offer is subject to some customary conditions, including:

    - receipt of all consents from any governmental authority or third party which we need to obtain prior to the consummation of our exchange offer,

    - no material adverse change in the business of Jones Intercable prior to the expiration of our exchange offer,

    - no litigation that materially affects Jones Intercable or our ability to complete our exchange offer or any subsequent business combination involving Jones Intercable and us or which has other adverse affects,

    - no material change in existing law which would prohibit the completion of our exchange offer or any subsequent business combination involving Jones Intercable and us,

    - no political, economic or market disaster or disruption, and

    - no conflict with existing Jones Intercable material contracts or agreements.

    We will not require a minimum number of Jones Intercable shares to be tendered as a condition for us to complete our exchange offer.

Q10:WHEN DOES THE EXCHANGE OFFER EXPIRE?

A10: The exchange offer, proration period and withdrawal rights will expire at
11:59 p.m., New York City time, on         , 1999, unless extended by us. Your
instructions and other required documents must be received before such time in order to participate in our exchange offer.

Q11: WHEN WILL TENDERING STOCKHOLDERS KNOW THE OUTCOME OF THE EXCHANGE OFFER?

A11: We will announce preliminary results of our exchange offer, including any preliminary proration factors, by press release promptly after the expiration of our exchange offer. We will announce any final proration factors approximately seven business days after the expiration of our exchange offer.

Q12: WILL I BE TAXED ON THE SHARES OF COMCAST CLASS A SPECIAL COMMON STOCK THAT I RECEIVE IN THE EXCHANGE OFFER?

A12: Yes, the exchange of Jones Intercable shares for shares of our Class A Special Common Stock will be treated as a sale of your Jones Intercable shares for federal income tax purposes.

Q13: WHO SHOULD I CALL IF I HAVE QUESTIONS OR WANT COPIES OF ADDITIONAL
DOCUMENTS?

A13: You may call either the Information Agent ((800) 347-4750, toll free) or the Dealer Manager ((212) 632-6717, call collect) directly to request additional documents and to ask any questions.

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROSPECTUS AND MAY NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND OUR EXCHANGE OFFER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF OUR EXCHANGE OFFER, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE OTHER DOCUMENTS TO WHICH WE HAVE REFERRED YOU. SEE "WHERE YOU CAN FIND MORE INFORMATION."

                                 THE COMPANIES

    COMCAST CORPORATION
    1500 Market Street
    Philadelphia, PA 19102-2148
    (215) 665-1700

    We are a Pennsylvania corporation that was organized in 1969. We are principally engaged both in developing, managing and operating hybrid fiber-coaxial broadband cable communications networks and in providing programming content, primarily through QVC, Inc., our electronic retailing subsidiary. We are currently the third-largest cable communications system operator in the United States and are in the process of implementing digital video applications and high-speed Internet access service to enhance the products available on our cable networks.

    Our consolidated cable operations served approximately 5.6 million subscribers and passed approximately 9.2 million homes in the United States as of June 30, 1999. We own interests in other cable communications companies serving more than 238,000 subscribers as of June 30, 1999. In May of 1999, we entered into a series of transactions with AT&T Corp. whereby we will acquire, subject to receipt of necessary regulatory and other approvals, approximately 2 million cable subscribers from AT&T in a series of transactions over the next three years. Upon completion of the AT&T transactions and other pending transactions, we will serve in excess of 8 million subscribers.

    We provide programming content through our majority-owned subsidiaries, QVC and E! Entertainment Television, Inc., and through other programming investments, including Comcast SportsNet, The Golf Channel, Speedvision and Outdoor Life. Through QVC, we market a wide variety of products directly to consumers primarily on merchandise-focused television programs. As of June 30, 1999, QVC was available, on a full and part-time basis, to over 72.4 million homes in the United States, over 7.6 million homes in the United Kingdom and Ireland and over 14.9 million homes in Germany.

    We have a world wide web site at http://www.comcast.com. The information posted on our web site is not incorporated into this prospectus.

    JONES INTERCABLE, INC.
    c/o Comcast Corporation
    1500 Market Street
    Philadelphia, PA 19102-2148
    (215) 665-1700

    Jones Intercable, Inc. is a Colorado corporation organized in 1970. It is principally engaged in developing, managing and operating hybrid fiber-coaxial broadband cable communications networks serving more than 1.0 million customers as of June 30, 1999. Jones Intercable is a consolidated public company subsidiary of Comcast Cable Communications, Inc., and an indirect consolidated subsidiary of Comcast Corporation.

    Jones Intercable has a world wide web site at http://www.jic.com. The information posted on the web site is not incorporated into this prospectus.

                               THE EXCHANGE OFFER

BACKGROUND AND PURPOSE OF OUR EXCHANGE OFFER

    We acquired a controlling interest in Jones Intercable on April 7, 1999. We acquired an additional 1,000,000 shares of Jones Intercable Class A Common Stock on June 29, 1999. We now own 2,878,151 shares of Jones Intercable Common Stock and 13,782,500 shares of Jones Intercable Class A Common Stock, representing approximately 39.6% of the economic interest and 48.3% of the voting interest in Jones Intercable. The shares of Jones Intercable Common Stock held by us represent approximately 56.3% of the outstanding shares of Common Stock, and the holders of Common Stock voting as a class elect approximately 75% of the Board of Directors. We made our initial investment in Jones Intercable as part of our strategy to expand our core cable business. We are making our exchange offer to increase our investment in Jones Intercable and to provide Jones Intercable stockholders with an opportunity to exchange their Jones Intercable shares at a premium over the closing market prices of Jones Intercable shares on the day prior to our public announcement of this exchange offer.

YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER

    Whether you should participate in our exchange offer depends on many factors. When deciding whether to tender your Jones Intercable shares, you should consider, among other things:

    - your view of the relative values of a single Jones Intercable share and a single share of our Class A Special Common Stock,

    - your interest in participating in our exchange offer at an exchange ratio that represents a premium of approximately 12.7% and 9.1% over the closing market prices of Jones Intercable Common Stock and Class A Common Stock on the day prior to our public announcement of this exchange offer, and

    - your investment strategy with regard to the two companies' stocks.

    You must make your own decision as to whether to tender, and, if so, how many shares to tender, after reading this prospectus and consulting with your advisors based on your own financial position and requirements. We urge you to read this document very carefully.

NO APPRAISAL RIGHTS

    No appraisal rights are available to Jones Intercable shareholders in connection with our exchange offer.

TERMS OF OUR EXCHANGE OFFER

    We are offering to exchange 1.4 shares of our Class A Special Common Stock for each share of Jones Intercable Common Stock or Jones Intercable Class A Common Stock that you hold. In our exchange offer, we will purchase on the terms and subject to the conditions contained in this document and the related Letter of Transmittal:

    - up to 1,161,135 shares of Jones Intercable Common Stock and

    - up to 15,397,864 shares of Jones Intercable Class A Common Stock.

ACCEPTANCE OF TENDERED JONES INTERCABLE SHARES AND DELIVERY OF SHARES OF OUR CLASS A SPECIAL COMMON STOCK

    We will accept for exchange any and all shares of Jones Intercable Common Stock and Class A Common Stock which are properly tendered and not withdrawn prior to expiration of our exchange offer, on the terms and subject to the conditions of our exchange offer, including the proration provisions described below. Any Jones Intercable shares not accepted for exchange will be returned promptly following the expiration of our exchange offer. We will deliver shares of our Class A Special Common Stock to tendering shareholders promptly after we accept shares tendered in our exchange offer as required by the rules and regulations of the SEC.

PRORATION

    - If more than 1,161,135 shares of Jones Intercable Common Stock are properly tendered and not withdrawn, then we will purchase from each tendering stockholder validly tendered shares of Jones Intercable Common Stock on a pro rata basis so that we purchase only 1,161,135 shares of Jones Intercable Common Stock upon completion of our exchange offer.

    - If more than 15,397,864 shares of Jones Intercable Class A Common Stock are properly tendered and not withdrawn, then we will purchase from each tendering stockholder validly tendered shares of Jones Intercable Class A Common Stock on a pro rata basis so that we will purchase only 15,397,864 shares of Jones Intercable Class A Common Stock upon completion of our exchange offer.

    We will return to tendering stockholders any Jones Intercable shares that we did not accept for exchange promptly following the expiration of our exchange offer.

CONDITIONS TO OUR EXCHANGE OFFER

    We will complete our exchange offer only if certain conditions are satisfied or waived, including the following:

    - receipt of all consents from any governmental authority or third party which we need to obtain prior to the consummation of our exchange offer,

    - no material adverse change in the business of Jones Intercable prior to the expiration of our exchange offer,

    - no litigation which materially affects Jones Intercable or our ability to complete our exchange offer or any subsequent business combination involving Jones Intercable and us or which has other adverse affects,

    - no material change in existing law which would prohibit the completion of our exchange offer or any subsequent business combination involving Jones Intercable and us,

    - no political, economic or market disaster or disruption, and

    - no conflict with existing Jones Intercable material contracts or agreements.

    We will not require a minimum number of Jones Intercable shares to be tendered as a condition for us to complete our exchange offer.

EXPIRATION DATE; EXTENSION; AMENDMENTS

    Our exchange offer, the proration period and your withdrawal rights will
expire at 11:59 p.m., New York City time, on               , 1999, unless we
extend this expiration date. You must tender your Jones Intercable shares prior to the expiration of our exchange offer if you wish to participate in our exchange offer. We may also amend or terminate our exchange offer at any time before it is completed.

    If we amend or terminate our exchange offer, we will announce any such amendment or termination as required by the SEC's rules and regulations.

NO FRACTIONAL SHARES

    We will not distribute any fractional shares of our Class A Special Common Stock in our exchange offer. The Exchange Agent, acting as your agent, will aggregate any fractional shares and sell them for your account. The Exchange Agent will distribute on a pro rata basis, net of commissions, any proceeds realized by it on the sale of these fractional shares.

PROCEDURES FOR TENDERING YOUR JONES INTERCABLE SHARES

    If you hold certificates for your Jones Intercable shares and wish to tender any of your Jones Intercable shares, you must complete and sign the Letter of Transmittal designating the number and class of Jones Intercable shares you wish to tender. Send it, together with your share certificates and any other documents required by the Letter of Transmittal, by registered mail, return receipt requested, so that it is received by the Exchange Agent at one of the addresses set forth on the back cover of this prospectus before the expiration of our exchange offer. You may also comply with the procedures for guaranteed delivery. Do not send your certificates to Comcast, Jones Intercable, the Dealer Manager or the Information Agent.

    If your shares are held by your broker and are not certificated in your name (i.e., your shares are held in "street name"), you should receive instructions from your broker on how to participate. In this situation, you do not need to complete the Letter of Transmittal. If you have not yet received instructions from your broker, please contact your broker directly. Certain financial institutions may also effect tenders by book-entry transfer through the facilities of DTC.

WITHDRAWAL RIGHTS

    You may withdraw tendered Jones Intercable shares at any time before the expiration of our exchange offer. If you change your mind again, you may retender your Jones Intercable shares by following the tender procedures again prior to the expiration of our exchange offer.

THE EXCHANGE AGENT

    The Bank of New York is serving as the Exchange Agent in connection with our exchange offer.

THE INFORMATION AGENT

    D.F. King & Co., Inc. is serving as the Information Agent in connection with our exchange offer. D.F. King's telephone number is (800) 347-4750.

THE DEALER MANAGER

    Lazard Freres & Co. LLC is serving as the Dealer Manager for our exchange offer. Lazard Freres & Co.'s telephone number is (212) 632-6717.

CERTAIN TAX CONSEQUENCES OF OUR EXCHANGE OFFER TO TENDERING STOCKHOLDERS

    You will realize gain or loss on the exchange of Jones Intercable shares for our Class A Special Common Stock in an amount equal to the difference between
(i) the fair market value of the shares of our Class A Special Common Stock received and (ii) your tax basis for your Jones Intercable shares surrendered. The gain or loss will be capital gain or loss if you hold your Jones Intercable shares as a capital asset, and will be treated as long-term capital gain or loss if you have held those shares for more than one year.

CONSEQUENCES OF FAILURE TO EXCHANGE

    If you do not tender your Jones Intercable shares in our exchange offer or if some of your Jones Intercable shares are not accepted for exchange, you will continue to hold Jones Intercable shares and will be entitled to all the rights and preferences, and subject to all of the limitations, which are currently applicable to holders of Jones Intercable Common Stock and Class A Common Stock.

    - If we accept for exchange and purchase the maximum number of shares of Jones Intercable we have offered to purchase, we will own approximately 79% of the outstanding shares of each of Jones Intercable Common Stock and Class A Common Stock.

    - Upon the expiration of our exchange offer and regardless of the outcome, we will continue to have the power to elect at least approximately 75% of the Board of Directors of Jones Intercable and we will continue to effectively control Jones Intercable.

COMPARATIVE MARKET PRICES FOR OUR CLASS A SPECIAL COMMON STOCK AND JONES INTERCABLE SHARES

    Comcast Class A Special Common Stock is traded on the Nasdaq National Market under the symbol "CMCSK." Jones Intercable Common Stock and Class A Common Stock are traded on the Nasdaq National Market under the symbols "JOIN" and "JOINA," respectively.

    The following table sets forth the closing prices per share of our Class A Special Common Stock and Jones Intercable Common Stock and Class A Common Stock, all as reported on the Nasdaq National Market on August 6, 1999, the last trading date prior to the public announcement of our exchange offer.

                                                                    COMCAST                 JONES INTERCABLE
                                                             ---------------------  --------------------------------
                                                                    CLASS A                              CLASS A
                                                             SPECIAL COMMON STOCK    COMMON STOCK     COMMON STOCK
                                                                 CLOSING PRICE       CLOSING PRICE    CLOSING PRICE
                                                             ---------------------  ---------------  ---------------
August 6, 1999.............................................        $35 15/16           $  44 5/8        $  46 1/8

    Based upon the closing market prices of these shares on the day prior to our public announcement of this exchange offer, the exchange ratio represented a premium of approximately 12.7% and 9.1% for the Jones Intercable Common Stock and Class A Common Stock, respectively.

    The market prices of our Class A Special Common Stock and Jones Intercable Common Stock and Class A Common Stock may increase or decrease before the completion of our exchange offer. Therefore, we urge you to obtain current market quotations for these securities.

REGULATORY MATTERS

    In connection with our acquisition of a controlling interest in Jones Intercable, we observed the notification and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. We and Jones Intercable filed the required notification with the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission on August 25, 1998 and the waiting period expired on September 15, 1998.

    We and Jones Intercable were also required to obtain approval from the Federal Communications Commission with respect to our acquisition of a controlling interest in Jones Intercable. In addition, our acquisition of a controlling interest in Jones Intercable was subject to certain state and local governmental approvals or actions. We and Jones Intercable received all necessary FCC and state and local franchise approvals prior to the closing of the acquisition. We do not believe that approvals from the FCC or state and local governments will be required to complete our exchange offer, since we already own a controlling interest in Jones Intercable.

          OUR SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

    The following table contains our summary selected historical consolidated financial data. We have derived this data from our audited financial statements for the five years ended December 31, 1998 and from our unaudited financial statements for the six months ended June 30, 1999. The following information is only a summary and you should read it together with our audited consolidated financial statements (and the related notes) and our unaudited quarterly condensed consolidated financial statements on file with the SEC. See "Where You Can Find More Information."

                                                                     YEAR ENDED DECEMBER 31,
                                                    ----------------------------------------------------------
                                                     1998(1)     1997 (1)    1996 (1)      1995        1994
                                                    ----------  ----------  ----------  ----------  ----------
                                                               (IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues..........................................  $  5,145.3  $  4,467.7  $  3,612.3  $  2,988.1  $  1,089.2
Operating income..................................       557.1       466.6       465.9       397.7       213.4
Income (loss) from continuing operations before
  extraordinary items.............................     1,007.7      (182.9)       (6.4)       48.0       (46.1)
Loss from discontinued operations (2).............        31.4        25.6        46.1        85.8        29.2
Extraordinary items...............................        (4.2)      (30.2)       (1.0)       (6.1)      (11.7)
Net income (loss).................................       972.1      (238.7)      (53.5)      (43.9)      (87.0)

BASIC EARNINGS (LOSS) FOR COMMON STOCKHOLDERS PER
  COMMON SHARE (3)
  Income (loss) from continuing operations before
    extraordinary items...........................  $     1.34  $    (0.29) $    (0.01) $     0.10  $    (0.10)
  Loss from discontinued operations (2)...........       (0.04)      (0.04)      (0.10)      (0.18)      (0.06)
  Extraordinary items.............................       (0.01)      (0.05)                  (0.02)      (0.03)
                                                    ----------  ----------  ----------  ----------  ----------
  Net income (loss)...............................  $     1.29  $    (0.38) $    (0.11) $    (0.10) $    (0.19)
                                                    ----------  ----------  ----------  ----------  ----------
                                                    ----------  ----------  ----------  ----------  ----------

DILUTED EARNINGS (LOSS) FOR COMMON STOCKHOLDERS
  PER COMMON SHARE (3)
  Income (loss) from continuing operations before
    extraordinary items...........................  $     1.25  $    (0.29) $    (0.01) $     0.10  $    (0.10)
  Loss from discontinued operations (2)...........       (0.03)      (0.04)      (0.10)      (0.18)      (0.06)
  Extraordinary items.............................       (0.01)      (0.05)                  (0.02)      (0.03)
                                                    ----------  ----------  ----------  ----------  ----------
  Net income (loss)...............................  $     1.21  $    (0.38) $    (0.11) $    (0.10) $    (0.19)
                                                    ----------  ----------  ----------  ----------  ----------
                                                    ----------  ----------  ----------  ----------  ----------
  Cash dividends declared per common share (3)....  $   0.0467  $   0.0467  $   0.0467  $   0.0467  $   0.0467

BALANCE SHEET DATA (AT YEAR END):
Total assets......................................  $ 14,710.5  $ 11,326.8  $ 10,660.4  $  8,159.9  $  5,480.0
Working capital...................................     2,531.7        44.9        15.5       604.6        29.4
Long-term debt....................................     5,464.2     5,334.1     5,998.3     6,014.8     4,066.0
Stockholders' equity (deficiency).................     3,815.3     1,646.5       551.6      (827.7)     (726.8)

SUPPLEMENTARY FINANCIAL DATA:
Operating income before depreciation and
  amortization (4)................................  $  1,496.7  $  1,293.1  $  1,047.0  $    881.0  $    459.9
Net cash provided by (used in) (5)
  Operating activities............................     1,079.7       855.3       644.5       466.7       339.7
  Financing activities............................       809.2       283.9       (88.0)    1,785.7     1,089.2
  Investing activities............................    (1,427.3)   (1,056.5)     (749.5)   (2,060.3)   (1,254.4)

                                                                                              SIX MONTHS ENDED
                                                                                                  JUNE 30,
                                                                                            ---------------------
                                                                                             1999(1)     1998(1)
                                                                                            ----------  ---------
                                                                                            (IN MILLIONS, EXCEPT
                                                                                               PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenues................................................................................  $  2,852.6  $ 2,460.1
  Operating income........................................................................       336.4      233.5
  Income (loss) from continuing operations before extraordinary items.....................       928.1     (148.8)
  Loss from discontinued operations (2)...................................................        20.1       14.9
  Extraordinary items.....................................................................        (3.0)
  Net income (loss).......................................................................       905.0     (163.7)

BASIC EARNINGS (LOSS) FOR COMMON STOCKHOLDERS PER COMMON SHARE (3)
  Income (loss) from continuing operations before extraordinary items.....................  $     1.23  $   (0.22)
  Loss from discontinued operations (2)...................................................       (0.03)     (0.02)
                                                                                            ----------  ---------
  Extraordinary items.....................................................................
  Net income (loss).......................................................................  $     1.20  $   (0.24)
                                                                                            ----------  ---------
                                                                                            ----------  ---------

DILUTED EARNINGS (LOSS) FOR COMMON STOCKHOLDERS PER COMMON SHARE (3)
  Income (loss) from continuing operations before extraordinary items.....................  $     1.13  $   (0.22)
  Loss from discontinued operations (2)...................................................       (0.02)     (0.02)
  Extraordinary items.....................................................................
                                                                                            ----------  ---------
  Net income (loss).......................................................................  $     1.11  $   (0.24)
                                                                                            ----------  ---------
                                                                                            ----------  ---------
Cash dividends declared per common share (3)..............................................              $   0.024

BALANCE SHEET DATA (AT JUNE 30, 1999):
Total assets..............................................................................  $ 21,885.0
Working capital...........................................................................     4,286.9
Long-term debt............................................................................     7,004.1
Stockholders' equity......................................................................     6,742.1

SUPPLEMENTARY FINANCIAL DATA:
Operating income before depreciation and amortization (4).................................  $    882.5  $   702.0
Net cash provided by (used in) (5)
  Operating activities....................................................................     1,971.3      439.4
  Financing activities....................................................................       733.0      182.4
  Investing activities....................................................................    (1,381.3)    (524.7)

------------------------

(1) You should see "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in our Annual Report on Form 10-K for the year ended December 31, 1998 and in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1999 for a discussion of events which affect the comparability of the information reflected in this financial data. See "Where You Can Find More Information."

(2) In July 1999, we sold Comcast Cellular Corporation to SBC Communications, Inc. This represents the results of Comcast Cellular which are presented as a discontinued operation for all periods presented.

(3) We have adjusted these for our three-for-two stock split effective February 2, 1994 and our two-for-one stock split effective May 5, 1999.

(4) Operating income before depreciation and amortization is commonly referred to in our businesses as "operating cash flow." Operating cash flow is a measure of a company's ability to generate cash to service its obligations, including debt service obligations, and to finance capital and other expenditures. In part due to the capital intensive nature of our businesses and the resulting significant level of non-cash depreciation and amortization expense, operating cash flow is frequently used as one of the bases for comparing businesses in our industries, although our measure of operating cash flow may not be comparable to similarly titled measures of other companies. Operating cash flow is the primary basis used by our management to measure the operating performance of our businesses. Operating cash flow does not purport to represent net income or net cash provided by operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of our performance.

(5) This represents net cash provided by (used in) operating activities, financing activities and investing activities as presented in our consolidated statements of cash flows.

  SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF JONES INTERCABLE

    The following table contains summary selected historical consolidated financial data of Jones Intercable. We have derived this data from the audited consolidated financial statements (and the related notes) of Jones Intercable for the five years ended December 31, 1998 and from Jones Intercable's unaudited condensed consolidated financial statements for the six months ended June 30, 1999, filed by Jones Intercable with the SEC. The following information is only a summary and you should read it together with Jones Intercable's audited consolidated financial statements (and the related notes) and Jones Intercable's unaudited quarterly condensed consolidated financial statements on file with the SEC. See "Where You Can Find More Information."

                                                                            YEAR ENDED DECEMBER 31,
                                                             -----------------------------------------------------
                                                              1998(1)    1997(1)    1996(1)     1995       1994
                                                             ---------  ---------  ---------  ---------  ---------
                                                                     (IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues...................................................  $   460.7  $   362.6  $   311.7  $   188.8  $   131.9
Operating income (loss)....................................       23.4      (17.2)       4.0       14.7       11.2
Loss before extraordinary items............................      (80.4)     (38.5)     (62.7)     (21.0)      (8.7)
Extraordinary items........................................                 (13.5)                            (0.7)
Net loss...................................................      (80.4)     (52.0)     (62.7)     (21.7)      (8.7)

BASIC LOSS FOR COMMON STOCKHOLDERS PER COMMON SHARE
  Loss before extraordinary items..........................  $   (1.96) $   (1.11) $   (2.00) $   (0.67) $   (0.45)
  Extraordinary items......................................                 (0.39)                           (0.02)
                                                             ---------  ---------  ---------  ---------  ---------
  Net loss.................................................  $   (1.96) $   (1.50) $   (2.00) $   (0.69) $   (0.45)
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

BALANCE SHEET DATA (AT YEAR END):
Total assets...............................................  $ 1,731.1  $ 1,371.4  $ 1,134.1  $   860.5  $   608.3
Long-term debt.............................................    1,460.5    1,023.1      805.3      492.0      281.1
Stockholders' equity.......................................      155.6      228.5      235.3      292.8      271.3

SUPPLEMENTARY FINANCIAL DATA:
Operating income before depreciation and amortization
  (2)......................................................  $   228.1  $   158.7  $   135.2  $    70.5  $    56.8
Net cash provided by (used in) (3)
  Operating activities.....................................      108.4       79.3       72.9       23.5       28.7
  Financing activities.....................................      447.5      291.7      323.9      221.6       81.7
  Investing activities.....................................     (556.9)    (369.1)    (397.4)    (321.4)     (32.5)

                                                                                                SIX MONTHS ENDED
                                                                                                    JUNE 30,
                                                                                              --------------------
                                                                                               1999(1)    1998(1)
                                                                                              ---------  ---------
                                                                                              (IN MILLIONS, EXCEPT
                                                                                                PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues....................................................................................  $   265.2  $   204.8
Operating loss..............................................................................      (86.2)      (1.6)
Net loss....................................................................................     (151.6)     (53.4)

BASIC LOSS FOR COMMON STOCKHOLDERS PER COMMON SHARE.........................................  $   (3.64) $   (1.31)

BALANCE SHEET DATA (AT JUNE 30, 1999):
Total assets................................................................................  $ 1,798.2
Long-term debt..............................................................................    1,623.6
Stockholders' equity........................................................................        7.0

SUPPLEMENTARY FINANCIAL DATA:
Operating income before depreciation and amortization (2)...................................  $    38.2  $    90.2
Net cash provided by (used in) (3)
  Operating activities......................................................................      (27.6)      31.1
  Financing activities......................................................................      217.5      267.2
  Investing activities......................................................................     (139.3)    (294.7)

------------------------

(1) You should see "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Jones Intercable's Annual Report on Form 10-K for the year ended December 31, 1998 and in Jones Intercable's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1999 for a discussion of events which affect the comparability of the information reflected in this financial data. See "Where You Can Find More Information."

(2) Operating income before depreciation and amortization is commonly referred to in Jones Intercable's business as "operating cash flow." Operating cash flow is a measure of a company's ability to generate cash to service its obligations, including debt service obligations, and to finance capital and other expenditures. In part due to the capital intensive nature of Jones Intercable's business and the resulting significant level of non-cash depreciation and amortization expense, operating cash flow is frequently used as one of the bases for comparing businesses in Jones Intercable's industries, although Jones Intercable's measure of operating cash flow may not be comparable to similarly titled measures of other companies. Operating cash flow is the primary basis used by Jones Intercable's management to measure the operating performance of Jones Intercable's business. Operating cash flow does not purport to represent net income or net cash provided by operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of Jones Intercable's performance.

(3) This represents net cash provided by (used in) operating activities, financing activities and investing activities as presented in Jones Intercable's consolidated statement of cash flows.

                           COMPARATIVE PER SHARE DATA

    The following table presents our historical and pro forma per share data and historical per share data of Jones Intercable. You should read this information together with the historical financial statements incorporated by reference in this document. While the pro forma information is helpful in showing our financial characteristics after the completion of our exchange offer, it does not attempt to predict or suggest future results.

    The information in the following table is based on the historical financial information that we and Jones Intercable have presented in the reports and other information that we and Jones Intercable have filed with the SEC. We have incorporated this material into this document by reference. See "Where You Can Find More Information."

                                                                                                 JONES INTERCABLE
                                                                        COMCAST             --------------------------
                                                              ----------------------------                EQUIVALENT
                                                              HISTORICAL    PRO FORMA (1)   HISTORICAL   PRO FORMA (2)
                                                              -----------  ---------------  -----------  -------------
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE
  EXTRAORDINARY ITEMS:
INCOME (LOSS) PER SHARE - BASIC:
  For the six months ended June 30, 1999....................   $    1.23      $    1.04      $   (3.64)    $    1.46
  For the year ended December 31, 1998......................        1.34           0.95          (1.96)         1.33

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE
  EXTRAORDINARY ITEMS:
INCOME (LOSS) PER SHARE - DILUTED:
  For the six months ended June 30, 1999....................   $    1.13      $    0.97      $   (3.64)    $    1.36
  For the year ended December 31, 1998......................        1.25           0.90          (1.96)         1.26

CASH DIVIDENDS DECLARED PER SHARE:
  For the year ended December 31, 1998......................   $    0.05      $    0.05                    $    0.07

BOOK VALUE PER SHARE: (3)
  June 30, 1999.............................................   $    9.00      $    9.79      $    0.17     $   13.71
  December 31, 1998.........................................        5.16           6.08           3.78          8.51

------------------------

(1) Pro forma information gives effect to the exchange as of and for the periods beginning on the dates indicated.

(2) The equivalent pro forma per share data for Jones Intercable is computed by multiplying Comcast's pro forma per share information by the exchange ratio of 1.4.

(3) Book value per share is computed by dividing total stockholders' equity by the aggregate number of common shares outstanding as of the balance sheet date.

                                  RISK FACTORS

YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND OTHER INFORMATION IN THIS PROSPECTUS BEFORE YOU TENDER SHARES IN OUR EXCHANGE OFFER. YOU SHOULD ALSO REVIEW "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS."

                           RISKS RELATING TO COMCAST

BECAUSE OUR CLASS A SPECIAL COMMON STOCK IS NON-VOTING, YOU WILL HAVE NO RIGHT TO VOTE IN THE ELECTION OF DIRECTORS

    Our authorized common stock consists of 200,000,000 shares of Class A Common Stock, 2,500,000,000 shares of Class A Special Common Stock, and 50,000,000 shares of Class B Common Stock, of which 31,494,976 shares of Class A Common Stock, 708,502,767 shares of Class A Special Common Stock, and 9,444,375 shares of Class B Common Stock were outstanding as of June 30, 1999. Holders of our Class A Special Common Stock cannot vote in the election of directors or otherwise, except where class voting is required by law. In that case, holders of Class A Special Common Stock have one vote per share. Generally, holders of Class A Common Stock have one vote per share. Holders of Class B Common Stock have 15 votes per share. Generally, including the election of directors, holders of Class A Common Stock and Class B Common Stock vote as one class, except where class voting is required by law.

THE VOTING CONTROL OF OUR PRINCIPAL SHAREHOLDER MAY DISCOURAGE THIRD PARTY ACQUISITIONS OF US AT A PREMIUM

    At June 30, 1999, Sural Corporation owned 8,786,250 shares of our outstanding Class B Common Stock and 795,038 shares of our outstanding Class A Common Stock. Mr. Brian L. Roberts, President of Comcast, controls Sural and is deemed to be the beneficial owner of the shares of Class A and Class B Common Stock owned by Sural. In addition, as of June 30, 1999, Mr. Roberts was the beneficial owner of an additional 4,061 shares of Class A Common Stock. Since each share of Class B Common Stock is entitled to 15 votes, the shares of Class A Common Stock and Class B Common Stock owned by Sural and Mr. Roberts constitute approximately 77% of the voting power of the two classes of our voting common stock combined. Mr. Roberts' ownership, directly and through Sural, allows Mr. Roberts to control substantially all actions to be taken by our stockholders, including the election of directors to our Board of Directors. This voting control may have the effect of discouraging offers to acquire Comcast because the consummation of any such acquisition would effectively require the consent of Mr. Roberts and may preclude holders of our common stock from receiving any premium above market price for their shares that may be offered in connection with any attempt to acquire control of Comcast.

OUR ARTICLES OF INCORPORATION AND BYLAWS CONTAIN ANTI-TAKEOVER PROVISIONS WHICH MAY DISCOURAGE A THIRD PARTY FROM OFFERING TO ACQUIRE OUR SHARES AT A PREMIUM

    Certain provisions of our Articles of Incorporation and Bylaws could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of our outstanding capital stock and could make it more difficult to consummate certain types of transactions involving an actual or potential change of control in Comcast, such as a merger, tender offer or proxy contest. The most significant of these is the disparate voting rights of our common stock described above. Additionally, shares of our preferred stock may be issued in the future without further shareholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as our Board of Directors may determine. Our Board may create and issue a series of preferred stock with rights, privileges or preferences that have the effect of discriminating against an existing or prospective shareholder if that shareholder owns or commences a tender offer for a substantial amount of our Common Stock. This action may, in turn, delay, discourage or prevent a change of control of Comcast without any action by our shareholders. As a result of the provisions mentioned above, our shareholders may fail to receive any premium above the market price of our stock offered by a third party attempting to acquire control of Comcast.

OUR ABILITY TO SUCCESSFULLY INTEGRATE OUR NEW CABLE COMMUNICATIONS OPERATIONS WILL AFFECT OUR FUTURE RESULTS OF OPERATIONS

    We recently have entered into a series of transactions which will substantially increase the size and scope of our cable operations over the next several years. These transactions will result in an increase in the number of subscribers we serve from approximately 5.6 million, as of June 30, 1999, to in excess of 8 million. We will be acquiring systems in new communities in which we do not have established relationships with the local franchising authority, community leaders and cable subscribers. Further, a substantial number of new employees must be integrated into our business practices and operations. Our results of operations may be significantly affected by our ability to efficiently and effectively manage these changes. We cannot provide assurances that we will be able to successfully integrate those new systems and employees into our existing operations.

WE FACE A WIDE RANGE OF COMPETITION IN AREAS SERVED BY OUR CABLE SYSTEMS, WHICH COULD AFFECT OUR FUTURE RESULTS OF OPERATIONS

    Our cable communications systems compete with a number of different sources which provide news, information and entertainment programming to consumers, including:

    - local television broadcast stations that provide off-air programming which can be received using a roof-top antenna and television set,

    - program distributors that transmit satellite signals containing video programming, data and other information to receiving dishes of varying sizes located on the subscriber's premises, commonly known as DBS,

    - other cable operators who build and operate cable systems in the same communities that we serve, commonly known as broadband/wireline competitors,

    - satellite master antenna television systems, commonly known as SMATV, which generally serve condominiums, apartment and office complexes and residential developments,

    - multichannel, multipoint distribution service operators, commonly known as MMDS or wireless cable operators, which use low-power microwave frequencies to transmit video programming and other information over-the-air to subscribers,

    - interactive online computer services, including Internet service providers, or ISPs,

    - newspapers, magazines and book stores,

    - movie theaters,

    - live concerts and sporting events, and

    - home video products, including videotape cassette recorders.

    In addition, federal law now allows local telephone companies to provide directly to subscribers a wide variety of services that are competitive with our cable communications services. Some local telephone companies:

    - provide video services within and outside their telephone service areas through a variety of methods, including broadband cable networks, satellite program distribution and wireless transmission facilities; or

    - have announced plans to construct and operate cable communications systems in various states.

OUR COMPETITION MAY INCREASE BECAUSE OF TECHNOLOGICAL AND OTHER ADVANCES, WHICH COULD AFFECT OUR FUTURE RESULTS OF OPERATIONS

    Recently, a number of companies, including telephone companies and ISPs have asked local authorities and the FCC to mandate that cable operators provide capacity on their broadband infrastructure so that these companies and others may deliver Internet services directly to customers over cable facilities. In response, several local jurisdictions attempted to impose such obligations on several cable operators. Various cable companies, including us, have initiated litigation challenging these municipal requirements. Franchise renewals and transfers could become more difficult depending upon the outcome of this issue.

    The deployment of Digital Subscriber Line technology, known as DSL, will allow Internet access to subscribers at data transmission speeds equal to or greater than that of modems over conventional telephone lines. Several telephone companies are introducing DSL service. The FCC initiated an administrative proceeding to consider its authority and rules to facilitate the deployment of advanced communications services, including high-speed broadband services and interactive online services. We are unable to predict the ultimate outcome of any FCC proceeding, the likelihood of success of the online services offered by our competitors or the impact on our business and operations of those competitive ventures.

    We expect advances in communications technology, as well as changes in the marketplace and the regulatory and legislative environment to occur in the future. Other new technologies and services may develop and may compete with services that our cable communications systems offer. Consequently, we are unable to predict the effect that ongoing or future developments might have on our business and operations.

OUR COST OF PROVIDING PROGRAMMING MAY INCREASE MORE THAN THAT OF OUR COMPETITORS, WHICH COULD MAKE OUR SERVICES LESS COMPETITIVE

    We generally pay either a monthly fee per subscriber per channel or a percentage of certain revenues for programming. Our programming costs are increased by:

    - increases in the number of subscribers;

    - expansion of the number of channels provided to customers; and

    - increases in contract rates from programming suppliers.

    Our programming contracts are generally for a fixed period of time and are subject to negotiated renewal. We anticipate that future contract renewals will result in programming costs that are higher than our costs today, particularly for sports programming.

WE FACE COMPETITION IN ELECTRONIC RETAILING FROM THE RETAIL INDUSTRY AND OTHER SATELLITE-TRANSMITTED PROGRAMS, WHICH COULD AFFECT QVC'S FUTURE RESULTS OF OPERATIONS

    QVC, our electronic retailing subsidiary, is a domestic and international electronic media general merchandise retailer which produces and distributes merchandise-focused television programs, via satellite, to affiliated video program providers for retransmission to subscribers.

    QVC operates in a highly competitive environment. As a general merchandise retailer, QVC competes for consumer expenditures and interest with the entire retail industry, including department, discount, warehouse and specialty stores, mail order, Internet and other direct sellers, shopping center and mall tenants and conventional retail stores. On television, QVC competes with other satellite-transmitted programs for channel space and viewer loyalty. Many systems have limited channel capacity and therefore may be precluded from carrying the QVC program.

THE QVC PROGRAM MAY EXPERIENCE TRANSMISSION FAILURES, WHICH COULD SIGNIFICANTLY AFFECT QVC'S FUTURE RESULTS OF OPERATIONS

    A transponder on a communications satellite transmits the QVC domestic signal. QVC subleases transponders for the transmission of its signals to the UK and Germany and has made arrangements for redundant coverage through other satellites in case of a failure. We cannot offer assurances that there will not be an interruption or termination of satellite transmission due to transponder failure. Interruption or termination could have a material adverse effect on QVC's future results of operations.

                      RISKS RELATING TO OUR EXCHANGE OFFER

JONES INTERCABLE SHARES MAY EXPERIENCE DECREASED LIQUIDITY FOLLOWING OUR EXCHANGE OFFER

    Our purchase of Jones Intercable shares pursuant to our exchange offer may reduce the number of holders of Jones Intercable shares and the number of Jones Intercable shares traded publicly, and could adversely affect the liquidity (the ability to sell shares quickly and easily without loss of value) and market value of the remaining Jones Intercable shares held by the public. We cannot predict whether the reduction in the number of holders of Jones Intercable shares or the number of Jones Intercable shares that might otherwise trade publicly would have an adverse effect on the market price for, or marketability of, the shares.

BECAUSE OF THE POSSIBILITY OF PRORATION, YOU MAY HOLD JONES INTERCABLE SHARES UPON COMPLETION OF OUR EXCHANGE OFFER EVEN IF YOU TENDER ALL OF YOUR SHARES

    We will accept Jones Intercable shares of an oversubscribed class that are validly tendered on a pro rata basis. If our exchange offer for either class is oversubscribed, you will not be able to tender as many shares of the class of Jones Intercable stock which is oversubscribed as you would like.

THE VALUE OF OUR CLASS A SPECIAL COMMON STOCK YOU WILL RECEIVE IN OUR EXCHANGE OFFER MAY FLUCTUATE

    The number of shares of our Class A Special Common Stock to be received in our exchange offer for each share of Jones Intercable Common Stock or Class A Common Stock is fixed. Therefore, because the market price of our Class A Special Common Stock is subject to fluctuation, the value of the consideration to be received by Jones Intercable shareholders will depend on the market price of our Class A Special Common Stock at the time our exchange offer is completed. We cannot give you any assurance as to the market value of the shares of our Class A Special Common Stock at the time our exchange offer is completed.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    The cable communications industry and the provision of programming content may be affected by, among other things:

    - changes in laws and regulations,

    - judicial and administrative decisions,

    - changes in the competitive environment,

    - changes in technology,

    - franchise related matters,

    - market conditions that may adversely affect the availability of debt and equity financing for working capital, capital expenditures or other purposes,

    - demand for the programming content we distribute or the willingness of other video program providers to carry our content, and

    - general economic conditions

    In this prospectus and in the documents we incorporate by reference, we state our beliefs of future events and our future financial performance. In some cases, you can identify those so-called "forward-looking statements" by words such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of those words and other comparable words. You should be aware that those statements are only our predictions. Actual events or results may differ materially. In evaluating those statements, you should specifically consider various factors, including the risks outlined under "Risk Factors" above. Those factors may cause our actual results to differ materially from any of our forward-looking statements.

                               THE EXCHANGE OFFER

BACKGROUND TO OUR EXCHANGE OFFER

    In January 1998, we were approached by representatives of BCI Telecom Holding Inc., who then owned 12,782,500 shares of Jones Intercable Class A Common Stock, to determine our interest in purchasing BCI's interests in Jones Intercable. BCI also held an option to purchase 2,878,151 shares of Jones Intercable Common Stock from entities controlled by Mr. Glenn Jones. Under most circumstances BCI's option would not have been exercisable until December 2001. Throughout April and May of 1998, our representatives and BCI negotiated our acquisition of BCI's interests in Jones Intercable and certain affiliated companies. On May 22, 1998, we entered into an agreement with BCI. We agreed to purchase BCI's interests in Jones Intercable for approximately $500 million. This agreement contemplated a two step acquisition of BCI's investment in Jones Intercable and the affiliated companies over a period of years. BCI also granted us certain consultation rights regarding BCI's exercise of its rights pursuant to agreements among BCI and Mr. Jones and his affiliates and Jones Intercable.

    Immediately after the execution of the agreement with BCI, our representatives informed Mr. Jones of our agreement with BCI. Representatives of Mr. Jones then began to explore with us the possibility of structuring a transaction which would enable us to acquire BCI's interests in Jones Intercable on an accelerated timetable.

    On July 27, 1998, the Board of Directors of Jones Intercable appointed a special committee of three disinterested directors solely to consider terminating Mr. Jones' employment with Jones Intercable at the closing of our acquisition of control and the payment by Jones Intercable for the relinquishment of certain programming rights which Mr. Jones owned. The special committee retained its own financial advisor and legal counsel at that time. On August 11, 1998, the special committee recommended that Jones Intercable terminate Mr. Jones' employment, pay him a severance payment of approximately $8 million and pay $25 million for the relinquishment of Mr. Jones' programming rights. On August 11, 1998, the full Board of Directors of Jones Intercable adopted the recommendations of the special committee.

    On August 12, 1998, we entered into an agreement with Mr. Jones and several entities controlled by him providing for an acceleration of the exercise of BCI's option. In addition, the agreements among BCI, Mr. Jones and us included the following material terms and covenants:

    - We, BCI and Mr. Jones agreed that the exercise price of BCI's option would be $200 million.

    - Mr. Jones agreed to resign from the Board of Directors of Jones Intercable and to cause the other directors designated by him to resign and to appoint nominees designated by us to fill the vacancies.

    - Mr. Jones agreed to offer to enter into the following transactions with Jones Intercable after the closing of our transactions with BCI and Mr. Jones pursuant to the May and August 1998 agreements, if such transactions were not completed prior to the closing:

      - the assumption by entities controlled by Mr. Jones of Jones Intercable's rights and obligations under a lease for an aircraft leased by Jones Intercable;

      - the termination of an information management and data processing services agreement between Jones Intercable and a company controlled by Mr. Jones (subject to the payment of an early termination fee); and

      - the termination of an office lease between Jones Intercable and Jones Properties, Inc., a company controlled by Mr. Jones (subject to the payment of an early termination fee).

    - Mr. Jones agreed to dismiss the appeal that he and certain companies controlled by him had initiated against BCI in a lawsuit brought by BCI against Jones Intercable, Mr. Jones, certain directors of Jones Intercable and certain companies controlled by Mr. Jones.

    - Mr. Jones agreed to cause Knowledge TV and Great American Country, affiliates of Mr. Jones that provided cable television programming to Jones Intercable's cable systems, to amend their programming agreements with Jones Intercable.

    - Mr. Jones agreed to cause companies controlled by him to waive any rights that they might have under certain shareholders agreements relating to the sale to us of stock of Jones Education Company and Jones Entertainment Group, companies affiliated with Mr. Jones, pursuant to our agreement with BCI.

    - We agreed to enter into carriage agreements with Knowledge TV and Great American Country and to amend an existing agreement with Great American Country to provide for the carriage of its programming on additional cable systems owned by us.

    - We agreed to acknowledge certain related party agreements between Jones Intercable and entities controlled by Mr. Jones including: a lease, a services agreement, an agreement with Jones Infomercial Networks, an affiliate agreement with Galactic Radio and other transactions and agreements described in Jones Intercable's Annual Report on Form 10-K for the year ended December 31, 1997.

    - We agreed that for six years after the closing of the transactions with BCI and Mr. Jones pursuant to the May and August 1998 agreements, we would use our reasonable best efforts to prevent Jones Intercable from amending or repealing the then existing indemnification rights of officers, directors and employees of Jones Intercable.

    - We agreed to pay a company controlled by Mr. Jones a fee of $1.5 million on account of financial advisory, brokerage and consulting services performed for Jones Intercable.

    On August 12, 1998, we and BCI amended our May 22 agreement to provide for an accelerated closing of our purchase of all of BCI's interests in Jones Intercable, including BCI's option. BCI also agreed upon the closing of the exercise of its option to cause its nominees to the Jones Intercable Board of Directors to resign and to appoint our designees to fill the vacancies. We agreed to pay interest on the $500 million purchase price from December 31, 1998 to the closing date.

    BCI, Mr. Jones, a company controlled by Mr. Jones and Jones Intercable also amended the existing Jones Intercable Shareholders Agreement. This amendment provided that upon the closing of the purchase of BCI's interests in Jones Intercable by us, Mr. Jones's programming rights contained in the Shareholders Agreement would terminate upon the payment of $25 million to Mr. Jones. Mr. Jones and BCI also agreed to a mutual release of possible claims against each other.

    We closed the above-described transactions on April 7, 1999. We purchased 2,878,151 shares of Jones Intercable Common Stock and 12,782,500 shares of Jones Intercable Class A Common Stock, representing approximately 37% of the economic interest and 47% of the voting interest in Jones Intercable as of the closing date. Immediately upon receipt of the Jones Intercable shares, we contributed the shares to Comcast Cable Communications, Inc., one of our wholly-owned subsidiaries. Jones Intercable is now a consolidated public company subsidiary of Comcast Cable Communications. On June 29, 1999, we purchased a total of 1,000,000 additional shares of Class A Common Stock from Mr. Jones and Jones International, Ltd. for a total of $50 million. The shares of Jones Intercable Common Stock held by us represent approximately 56.3% of the outstanding shares of Common Stock, and the holders of the Common Stock voting as a class elect approximately 75% of the Board of Directors. As a result, we now beneficially own a sufficient number of shares to elect approximately 75% of the Board of Directors of Jones Intercable.

    Prior to the closing on April 7, 1999, Jones Intercable consummated the following transactions with Mr. Jones or entities controlled by him:

    - Jones Intercable terminated Mr. Jones' employment agreement and paid him a severance payment of approximately $8 million, an amount equal generally to the discounted value of the payments that would otherwise be due to him for the remaining term of the agreement as of the closing date.

    - Jones Intercable paid $25 million for the relinquishment of certain programming rights held by Mr. Jones.

    - Jones Intercable sold a plot of land to Jones Properties, Inc., a company controlled by Mr. Jones, for approximately $700,000.

    - Jones Intercable sold various office equipment, office decorations, fitness equipment and an automobile to Jones International for approximately $525,000.

    - Jones Intercable transferred an airplane lease to a company controlled by Mr. Jones.

    Subsequent to the closing, Jones Intercable consummated the following transactions with Mr. Jones or entities controlled by him:

    - The office lease between Jones Intercable and Jones Properties and a related sublease with Jones International were amended to provide Jones Intercable with a right of early termination upon the payment of a termination fee to Jones Properties, which is based on the amount of time remaining in the term of the lease. The lease was terminated in July 1999 for a lump sum payment of $1,460,000.

    - The information management and data processing services agreement between Jones Intercable and an entity controlled by Mr. Jones was amended to provide for its early termination upon the payment of a fee which is based on the amount of time remaining in the term of the agreement.

    In addition, to facilitate an orderly transition of control to us, Jones Intercable established a retention and severance program for its corporate associates who were terminated due to the change in control. The program provided incentives to corporate associates to remain with Jones Intercable through a transition period following the April 7, 1999 closing date. The program provided for cash severance payments to associates who were terminated due to the change in control.

    Jones Intercable incurred costs of $55.4 million related to the change in control, which costs included those associated with severance programs, the early termination of the information management and data processing services agreement with a former affiliated entity and the office lease termination.

    On April 7, 1999, the bylaws of Jones Intercable were amended to establish the size of the Board of Directors as a range from eight to thirteen directors. The Board of Directors was then reconstituted so as to have eight directors. Pursuant to the agreements among Comcast, BCI, and Mr. Jones, on April 7, 1999, the following directors of Jones Intercable resigned: Robert E. Cole, Josef J. Fridman, James J. Krejci, James B. O'Brien, Raphael M. Solot, Robert Kearney, Howard O. Thrall, Siim Vanaselja, Sanford Zisman and Glenn R. Jones. The remaining directors elected the following persons to fill the vacancies created by such resignations: Ralph J. Roberts, Brian L. Roberts, Lawrence S. Smith, John R. Alchin and Stanley L. Wang. All of the newly elected directors are officers of Comcast. Also on April 7, 1999, the following former executive officers of Jones Intercable resigned: Glenn R. Jones, James B. O'Brien, Ruth E. Warren, Kevin P. Coyle, Cynthia A. Winning, Elizabeth M. Steele, Wayne H. Davis and Larry W. Kaschinske. The following persons were appointed as executive officers of Jones Intercable on April 7, 1999: Ralph J. Roberts, Brian L. Roberts, Lawrence S. Smith, John R. Alchin and Stanley L. Wang. On July 27, 1999, the Board of Directors was reconstituted so as to have nine rather than eight directors and Julian A. Brodsky, also an officer of Comcast, was elected as a director to fill the vacancy created by such expansion of the Board of Directors. Mr. Brodsky also was appointed an executive officer of Jones Intercable on that date. After the election of Mr. Brodsky to the Jones Intercable Board of Directors, the Jones Intercable Board of Directors consisted of William E. Frenzel, Donald L. Jacobs and Robert B. Zoellick, the directors elected by the holders of Class A Common Stock, and Ralph J. Roberts, Julian A. Brodsky, Brian L. Roberts, Lawrence S. Smith, John R. Alchin and Stanley L. Wang, the directors elected by the holders of Common Stock.

    Effective April 7, 1999, Jones Intercable entered into a management agreement with us pursuant to which we will manage the operations of Jones Intercable and its subsidiaries, subject to such direction and control of Jones Intercable as they may reasonably determine from time to time. The terms of the management agreement were approved by the independent members of Jones Intercable's Board of Directors. The management agreement generally provides that we will supervise the management and operations of Jones Intercable's cable systems and arrange for and supervise certain administrative functions. As compensation for such services the management agreement provides for us to charge management fees of 4.5% of gross cable communications revenues (as defined in the agreement). During the six months ended June 30, 1999, we charged Jones Intercable management fees of $5.8 million.

    On June 29, 1999, we purchased 2,627 shares of Class A Common Stock from Mr. Jones and 997,373 shares of Class A Common Stock from Jones International, Ltd. for an aggregate purchase price of $131,350 and $49,868,600, respectively. Upon the purchase of these shares of Class A Common Stock, we contributed them to Comcast Cable Communications. Upon the closing of this transaction, we owned a total of 2,878,151 shares of Jones Intercable Common Stock and 13,782,500 shares of Class A Common Stock.

    On August 5, 1999, our Board of Directors voted to undertake our exchange offer and approved the exchange ratio, and on August 9, 1999, we publicly announced our intention to make our exchange offer.

OUR PURPOSE AND REASONS FOR OUR EXCHANGE OFFER; OUR PLANS FOR JONES INTERCABLE AFTER OUR EXCHANGE OFFER

    We consider a number of potential acquisitions of and investments in companies in the cable television industry each year and have made such acquisitions and investments on an opportunistic basis. Our initial investment in Jones Intercable was part of our strategy to expand our core cable business. Jones Intercable has assembled technically advanced, well clustered cable television systems in certain geographical areas which we believe fit strategically with our existing cable television systems.

    We have made our exchange offer to increase our investment in Jones Intercable and to provide Jones Intercable stockholders with an opportunity to exchange their Jones Intercable shares at a premium over the closing market prices of Jones Intercable shares on the day prior to our public announcement of this exchange offer.

    The following table shows the effects our exchange offer could have on our current investment in Jones Intercable.

                                                   SHARES OF JONES INTERCABLE                   COMBINED
                                          --------------------------------------------  ------------------------
                                                                                        PERCENTAGE   PERCENTAGE
                                                                       CLASS A           ECONOMIC      VOTING
                                              COMMON STOCK           COMMON STOCK        INTEREST     INTEREST
                                          --------------------  ----------------------  -----------  -----------
We currently own........................  2,878,151      56.3%  13,782,500      37.3%        39.6%        48.3%
We are seeking to purchase in our
  exchange offer........................  1,161,135      22.7%  15,397,864      41.7%        39.4%        30.7%
If we purchase the maximum number of
  shares in our exchange offer
  we will own...........................  4,039,286      79.0%  29,180,364      79.0%        79.0%        79.0%

    We acquired our shares in Jones Intercable on April 7, 1999 from BCI and Mr. Jones and certain companies controlled by him and on June 29, 1999 from Mr. Jones and Jones International. Immediately after acquiring the shares of Jones Intercable Common Stock and Class A Common Stock, we contributed the shares to Comcast Cable Communications, our wholly owned subsidiary.

    We anticipate contributing the shares of Jones Intercable Common Stock and Class A Common Stock that we receive in our exchange offer to Comcast Cable Communications.

    Upon completion of our exchange offer, we may, subject to applicable securities laws, market conditions and our assessment of the business prospects of Jones Intercable, acquire additional shares of Jones Intercable Common Stock or Class A Common Stock from time to time through open market purchases or otherwise, as we determine in our sole discretion. We have not determined whether we will acquire additional shares of Jones Intercable Common Stock or Class A Common Stock, nor have we fixed any amount of additional money we may be willing to invest in Jones Intercable. We will continually evaluate the business and business prospects of Jones Intercable, and our present and future interests in, and intentions with respect to, Jones Intercable and, may, at any time, decide to acquire additional shares of Jones Intercable Common Stock or Class A Common Stock or to dispose of any or all of our Jones Intercable shares.

    Except as disclosed in this prospectus, we have no present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, or sale or transfer of a material amounts of assets, involving Jones Intercable or any of its subsidiaries, or any material changes in Jones Intercable's capitalization, corporate structure, business or composition of its management or Jones Intercable's Board other than those transactions already completed in connection with the closing of the purchase of our current holdings in Jones Intercable.

    We intend periodically to review Jones Intercable's business affairs, financial position and prospects. Based on such review, and on general economic, industry and market conditions existing at the time, and on such other factors as we may determine to be relevant we may consider additional or alternative courses of action. Such actions may include the items specified above or acquisitions of shares of Jones Intercable Common Stock or Class A Common Stock through open market purchases or otherwise. There can be no assurance that we will purchase any additional shares of Jones Intercable Common Stock or Class A Common Stock.

POSSIBLE EFFECTS OF OUR EXCHANGE OFFER ON THE MARKET FOR JONES INTERCABLE SHARES; CONSEQUENCES OF NOT EXCHANGING JONES INTERCABLE SHARES

    MARKET FOR THE SHARES. Our purchase of Jones Intercable shares pursuant to our exchange offer will reduce the number of record holders of Jones Intercable shares and the number of Jones Intercable shares traded publicly, and could adversely affect the liquidity (the ability to sell shares quickly and easily without loss of value) and market value of the remaining shares held by the public. A decision not to exchange Jones Intercable shares for Comcast shares involves risks regarding, among other things, the delisting of Jones Intercable shares on a national exchange, deregistration of the shares under the Exchange Act and the designation of the shares as not being "margin securities." We do not expect such delisting, deregistration or altered designation to occur as a result of our exchange offer.

    Jones Intercable shares are listed on the Nasdaq National Market. The NASD's requirements for continued inclusion in the Nasdaq National Market, among other things, require that an issuer have either:

    - at least 750,000 publicly held shares, held by at least 400 stockholders of round lots, with a market value of at least $5 million and net tangible assets of at least $4 million and at least two registered and active market makers for the shares or

    - at least 1,100,000 publicly held shares, held by at least 400 stockholders of round lots, with a market value of at least $15 million and at least four registered and active market markers, and either

      - a market capitalization of at least $50 million or

      - total assets and total revenue of at least $50 million each for the most recently completed fiscal year or two of the last three most recently completed fiscal years.

    The shares might nevertheless continue to be included in the NASD's Nasdaq Stock Market with quotations published in the Nasdaq "additional list" or in one of the "local lists," but if the number of holders of the shares were to fall below 300, the number of publicly held shares were to fall below 500,000 or there were not at least two registered and active market makers for the shares, the NASD's rules provide that the shares would no longer be "qualified" for Nasdaq Stock Market reporting and the Nasdaq Stock Market would cease to provide any quotations. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the shares are not considered as being publicly held for this purpose. If, following the closing of our exchange offer, the shares of Jones Intercable no longer meet the requirements of the NASD for continued inclusion in the Nasdaq National Market or in any other tier of the Nasdaq Stock Market and the shares were no longer included in the Nasdaq National Market or in any other tier of the Nasdaq Stock Market, the market for shares could be adversely affected.

    In the event that the shares no longer meet the requirements of the NASD for continued inclusion in any tier of the Nasdaq Stock Market, it is possible that the shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Jones Intercable shares and the availability of such quotations would, however, depend upon the number of holders of shares remaining at such time, the interest in maintaining a market in Jones Intercable shares on the part of securities firms, the possible termination of registration of the shares under the Exchange Act, as described below, and other factors. We cannot predict whether the reduction in the number of Jones Intercable shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Jones Intercable shares.

    As of August 9, 1999, there were 5,113,021 shares of Jones Intercable Common Stock outstanding and approximately 547 record holders of shares of Common Stock and there were 36,937,170 shares of Jones Intercable Class A Common Stock outstanding and approximately 1,200 record holders of shares of Class A Common Stock. Although we currently expect the Jones Intercable shares to remain listed on the Nasdaq National Market immediately after completion of our exchange offer, we cannot predict whether the Jones Intercable shares would continue to meet such listing requirements in the future.

    EXCHANGE ACT REGISTRATION. Jones Intercable shares are currently registered under the Exchange Act. Registration of the shares under the Exchange Act may be terminated upon application of Jones Intercable to the SEC if the shares are not listed on a national securities exchange, quoted on an automated inter-dealer quotation system or held by 300 or more holders of record. Termination of registration of the shares under the Exchange Act would substantially reduce the information required to be furnished by Jones Intercable to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Jones Intercable, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of Jones Intercable and persons holding "restricted securities" of Jones Intercable to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act may be impaired or eliminated. In addition, the shares would no longer be eligible for Nasdaq reporting.

    MARGIN REGULATIONS. Jones Intercable shares are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System, which status has the effect, among other things, of allowing brokers to extend credit on the collateral of the shares. Depending upon factors similar to those described above regarding stock exchange listing and market quotations, it is possible that, following our exchange offer, the shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve and therefore could no longer be used as collateral for loans made by brokers. In addition, if registration of the shares under the Exchange Act were terminated, the shares would no longer constitute "margin securities."

FACTORS TO CONSIDER IN DETERMINING WHETHER TO TENDER

    Whether you should participate in our exchange offer depends on many factors. You should consider, among other things:

    - your view of the relative values of a single Jones Intercable share and a single share of our Class A Special Common Stock,

    - your interest in participating in our exchange offer at an exchange ratio that represents a premium of approximately 12.7% and 9.1% over the closing market prices of Jones Intercable Common Stock and Class A Common Stock on the date prior to our public announcement of this exchange offer, and

    - your investment strategy with regard to the two companies' stocks.

Based on the Nasdaq National Market's closing price of the shares of Jones Intercable Common Stock and Class A Common Stock and our Class A Special Common Stock on August 6, 1999, the date prior to the public announcement of our exchange offer, the exchange ratio represented a premium of approximately 12.7% over the ratio of the closing market price of our Class A Special Common Stock to Jones Intercable Common Stock and a premium of approximately 9.1% over the ratio of the closing market price of our Class A Special Common Stock to Jones Intercable Class A Common Stock. We cannot, however, predict the amount of the premium or whether there will be a premium at the expiration of our exchange offer or the prices at which Jones Intercable Common Stock and Class A Common Stock and our Class A Special Common Stock will trade over time. You must make your own decision as to whether to tender, and, if so, how many shares to tender after reading this prospectus and consulting with your advisors and based on your own financial position and requirements. We urge you to read this document very carefully.

TERMS OF OUR EXCHANGE OFFER

    We offer to exchange, upon the terms and subject to the conditions of this exchange offer, 1.4 shares of our Class A Special Common Stock for each share of Jones Intercable Common Stock or Class A Common Stock that you hold. We will purchase up to 1,161,135 shares of Jones Intercable Common Stock and up to 15,397,864 shares of Jones Intercable Class A Common Stock (which, when added to our existing share holdings, equals approximately 79% of the total outstanding shares of each of the Common Stock and Class A Common Stock of Jones Intercable on a fully diluted basis).

    We will not distribute any fractional shares of our Class A Special Common Stock in our exchange offer. The Exchange Agent, acting as your agent, will aggregate any fractional shares and sell them for your account. The Exchange Agent will distribute on a pro rata basis, net of commissions, any proceeds realized by it on the sale of these fractional shares. No interest will be paid or accrued on the cash in lieu of fractional shares payable to holders tendering their Jones Intercable shares.

    If more than the maximum number of shares of either class of Jones Intercable stock is tendered, our exchange offer will be oversubscribed, and shares of the applicable class of Jones Intercable Stock which are oversubscribed will be subject to proration.

NO APPRAISAL RIGHTS

    No appraisal rights are available to Jones Intercable shareholders in connection with our exchange offer.

CONDITIONS TO COMPLETION OF OUR EXCHANGE OFFER

    Our exchange offer is subject to several conditions which are described in this section. This means that we will not have to accept any Jones Intercable shares tendered or deliver shares of our Class A Special Common Stock if we determine in our sole judgment that any of these conditions are not fulfilled at or prior to the expiration of our exchange offer. We may, however, choose to waive these conditions, but are not obligated to do so. These conditions are solely for our benefit. This means that if a condition is not fulfilled and we choose to waive it, you are still obligated to exchange any shares which you have tendered prior to the expiration of our exchange offer. We may also amend or extend our exchange offer but are not obligated to do so. We are subject to the rules and regulations of the SEC, one of which, Rule 14e-1(c), requires us to pay for or return tendered shares promptly after our exchange offer is terminated or withdrawn.

    Whenever we refer to a government in the description of these conditions we intend to refer to any domestic, foreign or supranational governmental entities such as governments, governmental regulatory or administrative agencies, authorities, tribunals, courts or commissions. When we refer to a person we mean to refer to natural persons as well as corporations, partnerships, limited liability companies, trusts and other entities or quasi-entities. When we refer to us or Jones Intercable we also are referring to our and Jones Intercable's affiliates and subsidiaries taken separately. The conditions described in this section are in addition to the other terms of our exchange offer described in this prospectus.

    GOVERNMENTAL AND OTHER CONSENTS

    We shall be entitled to terminate or not complete our exchange offer (subject to applicable law) if (i) we cannot obtain any waiver, consent, extension, approval, action or non-action from any governmental authority or agency or third party which we need to obtain prior to the consummation of our exchange offer in a form acceptable to us or (ii) any such waiver, consent, extension, approval, action or non-action contains any condition which is unacceptable to us or which could have a material adverse effect on us or Jones Intercable. This condition includes any such action or non-action by any government or government authority which grants a cable franchise or license.

    MATERIAL ADVERSE CHANGE IN THE BUSINESS OF JONES INTERCABLE

    We shall be entitled to terminate or not complete our exchange offer (subject to applicable law) if:

    - Jones Intercable experiences any change (or any condition, event or development involving a prospective material adverse change) in its business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects.

    - Jones Intercable experiences any change which may be materially adverse to Jones Intercable.

    - We become aware of any fact which has or may have a material adverse effect on either the value of Jones Intercable or the value of the shares of Jones Intercable to us.

    LITIGATION

    We shall be entitled to terminate or not complete our exchange offer (subject to applicable law) if any person or any government shall have threatened or instituted or shall be conducting any action, proceeding, application or counterclaim before any government; provided, that in the course of such litigation any of the following results have occurred or are being sought by any party to the litigation or by the government before which the litigation is being heard:

    - challenges or makes illegal our acquisition of any stock of Jones Intercable or places conditions on such acquisition which are unacceptable to us

    - restrains, delays or prohibits the making of our exchange offer

    - restrains, delays or prohibits any subsequent business combination between Jones Intercable and us or places any condition on such business combination which is unacceptable to us

    - restrains or prohibits the performance of any of the contracts or other arrangements we entered into in connection with the acquisition of our interest in Jones Intercable

    - obtains any material damages relating to the transactions contemplated by our exchange offer

    - prohibits or limits our ownership or operation of all or any portion of our or Jones Intercable's business or assets or places conditions on such ownership or operation which are unacceptable to us

    - compels us to dispose of or hold separate all or any portion of our or Jones Intercable's business or assets

    - imposes any limitation on our ability to conduct our own business or own any stock or assets of Jones Intercable

    - makes illegal the acceptance for exchange of some or all of the Jones Intercable shares which we are offering to acquire in our exchange offer

    - delays or restricts our ability, or renders us unable, to accept for exchange some or all of the Jones Intercable shares which we are offering to acquire in our exchange offer or to consummate our exchange offer

    - imposes limitations or conditions on our ability effectively to acquire or hold or to exercise full rights of ownership over shares of Jones Intercable, such as the right to vote on an equal basis with all other shares of the same class on all matters properly presented to the shareholders of Jones Intercable

    - might adversely affect us or Jones Intercable

    - might result in a diminution in the value of the shares of Jones Intercable to be owned by us upon consummation of our exchange offer or the benefits expected to be derived by us as a result of our exchange offer

    - imposes or seeks to impose any material condition to our exchange offer unacceptable to us

    - otherwise directly or indirectly relates to our exchange offer or any subsequent business combination with Jones Intercable

    CHANGE IN LAW

    We shall be entitled to terminate or not complete our exchange offer (subject to applicable law) if any government shall:

    - propose, enact, promulgate, enter, enforce or otherwise make applicable to us any statute, rule, regulation, order or injunction relating in any way to our exchange offer or any subsequent business combination between us and Jones Intercable

    - take, propose or threaten any action that might, directly or indirectly, relate to our exchange offer or any subsequent business combination between us and Jones Intercable

    POLITICAL, ECONOMIC OR MARKET DISASTER OR DISRUPTION

    We shall be entitled to terminate or not complete our exchange offer (subject to applicable law) if:

    - Any national securities exchange or market or government suspends trading in, or limits prices for, securities on any national securities exchange or market in the United States.

    - There is any extraordinary or material adverse change in the financial markets or major stock exchange indices in the United States or abroad or in the market price of Jones Intercable stock.

    - There is any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect upon the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), operations, permits, permit applications, licenses or franchises, results of operations or prospects of Jones Intercable.

    - There is any material change in United States currency exchange rates or a suspension of, or limitation on, the markets therefor.

    - There is a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States.

    - Any government places any limitation (whether or not mandatory) that might affect the extension of credit by banks or other lending institutions.

    - A war or armed hostility or other national or international calamity directly or indirectly involving the United States commences.

    - If any of the above events or conditions existed at the time of the commencement of our exchange offer, it materially accelerates or worsens.

    CONFLICT WITH EXISTING MATERIAL CONTRACTS

    We shall be entitled to terminate or not complete our exchange offer (subject to applicable law) if:

    - Any of Jones Intercable's material contractual rights shall be impaired or otherwise adversely affected as a result of our exchange offer.

    - Any material amount of indebtedness of Jones Intercable becomes accelerated or otherwise becomes due prior to its stated due date, in either case, with or without notice or the lapse of time or both, as a result of our exchange offer.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

    Our exchange offer expires at 11:59 p.m., New York City time, on
            , 1999 unless we decide, in our sole discretion, to extend this expiration date. If we extend the expiration date, our exchange offer will expire at the latest date and time to which our exchange offer is extended. In order to extend our exchange offer, we will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement of such extension prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

    We reserve the right, in our sole discretion (subject to applicable law),

    - to delay accepting any Jones Intercable shares;

    - to extend the expiration date of our exchange offer;

    - to amend our exchange offer in any respect; or

    - to terminate, cancel or withdraw our exchange offer at any time for any reason.

    If we:

    - extend the period of time during which our exchange offer is open;

    - are delayed in accepting for exchange or exchanging any shares of Jones Intercable; or

    - are unable to accept for exchange or to exchange any shares of Jones Intercable pursuant to our exchange offer for any reason,

then, without prejudice to our rights under our exchange offer, the Exchange Agent may, on our behalf, retain all shares of Jones Intercable tendered and those shares of Jones Intercable stock may not be withdrawn except as otherwise provided in "--Withdrawal Rights." Our reservation of the right to delay acceptance for exchange or to delay exchange of any shares of Jones Intercable stock is subject to applicable law, which requires that we pay the consideration offered or return the shares of Jones Intercable stock deposited by or on behalf of the stockholders of Jones Intercable promptly after the termination or withdrawal of our exchange offer.

    Any delay in acceptance, extension or termination will be followed as promptly as practicable by a public announcement. If our exchange offer is amended in a manner we determine constitutes a material change, we will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of Jones Intercable shares, and we will extend our exchange offer for a period of five to ten business days, depending upon the significance of the amendment, applicable securities laws, and the manner of disclosure to the registered holders of Jones Intercable shares, if our exchange offer would otherwise expire during such five to ten business day period.

    Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment or termination of our exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

PRORATION

    If the holders of Jones Intercable shares elect to tender more than 1,161,135 shares of Common Stock and/or more than 15,397,864 shares of Class A Common Stock, then our exchange offer will be oversubscribed. We will accept the Jones Intercable shares of the oversubscribed class that are validly tendered on a pro rata basis. If our exchange offer for either class is oversubscribed, a holder of Jones Intercable shares will not be able to tender as many shares of the class of Jones Intercable stock which is oversubscribed as such holder would like. The following examples illustrate the effects of proration.

Example: HOLDER A OWNS 100 SHARES OF JONES INTERCABLE COMMON STOCK AND 100 SHARES OF JONES INTERCABLE CLASS A COMMON STOCK AND ELECTS TO TENDER ALL OF HIS SHARES OF BOTH CLASSES OF JONES INTERCABLE STOCK.

1. If the holders of Common Stock elect to tender less than 1,161,135 shares of Common Stock and the holders of Class A Common Stock elect to tender less than 15,397,864 shares of Class A Common Stock, then we will accept all of Holder A's shares. Holder A would receive 140 shares of our Class A Special Common Stock for his 100 shares of Common Stock and 140 shares of our Class A Special Common Stock for his 100 shares of Class A Common Stock.

2. If the holders of Common Stock elect to tender 1,500,000 shares of Common Stock and the holders of Class A Common Stock elect to tender 10,000,000 shares of Class A Common Stock, then we will not accept all of Holder A's shares. Holder A will not receive our Class A Special Common Stock for all of his shares. We will accept Common Stock on a pro rata basis so that we will only accept 77.4% of the shares of Common Stock tendered from each stockholder, calculated as follows:

    proration factor = # of shares of Common Stock sought by Comcast
                   # of shares of Common Stock actually tendered

    proration factor = 1,161,135
                       1,500,000

    proration factor = .774

    Holder A would be able to exchange 77 shares of his Common Stock for 107 shares of our Class A Special Common Stock. We would return Holder A's remaining 23 shares of Jones Intercable Common Stock to Holder A. Since we are not issuing fractional shares in our exchange offer, Holder A would receive cash instead of a fractional share of our Class A Special Common Stock as described below.

    Since holders of Class A Common Stock tendered less than 15,397,864 shares of Class A Common Stock, Holder A would be able to exchange all 100 of his shares of Class A Common Stock for 140 shares of our Class A Special Common Stock.

3. If the holders of Common Stock elect to tender 1,300,000 shares of Common Stock and the holders of Class A Common Stock elect to tender 20,000,000 shares of Class A Common Stock, then Holder A will not receive our Class A Special Common Stock for all of Holder A's shares of Common Stock and Class A Common Stock. We would accept both the Common Stock and the Class A Common Stock on a pro rata basis so that we will accept 89.3% of the Common Stock and 77.0% of the Class A Common Stock tendered from each stockholder, calculated as follows:

    For the Common Stock:

    proration factor = # of shares of Common Stock sought by Comcast
                   # of shares of Common Stock actually tendered

    proration factor = 1,161,135
                   1,300,000

    proration factor = .893

    For the Class A Common Stock:

    proration factor = # of shares of Class A Common Stock sought by Comcast
                   # of shares of Class A Common Stock actually tendered proration factor = 15,397,864
20,000,000

    proration factor = .770

    Holder A would be able to exchange 89 shares of Holder A's Common Stock for 124 shares of our Class A Special Common Stock and 77 shares of Holder A's Class A Common Stock for 107 shares of our Class A Special Common Stock. We would return to Holder A 11 shares of his Common Stock and 23 shares of his Class A Common Stock. Since we are not issuing fractional shares in our exchange offer, Holder A would receive cash instead of a fractional share of our Class A Special Common Stock as described below.

    We will not issue fractional shares of our Class A Special Common Stock in exchange for shares of Jones Intercable stock. In addition, in the event of proration, no fractional shares of Jones Intercable stock will be returned. We will accept the shares of Jones Intercable stock which are subject to proration by rounding down to the nearest whole share of Jones Intercable stock. Holders of shares of Jones Intercable stock who are entitled to fractional shares of our Class A Special Stock will receive cash instead of such fractional shares.

PROCEDURES FOR TENDERING JONES INTERCABLE SHARES

    Only a registered holder of Jones Intercable shares may tender Jones Intercable shares in our exchange offer. To tender Jones Intercable shares in our exchange offer, a holder of Jones Intercable shares must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures guaranteed, if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent at the address set forth below for receipt prior to the expiration of our exchange offer. In addition, the Exchange Agent must receive prior to the expiration of our exchange offer either:

    - certificates for tendered Jones Intercable shares along with the Letter of Transmittal or

    - a timely confirmation of a book-entry transfer of such Jones Intercable shares, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company pursuant to the procedure for book-entry transfer described below, together with the Letter of Transmittal or a properly transmitted agent's message. (We explain what constitutes a properly transmitted agent's message below.)

As an alternative to the requirements of the previous sentence, a holder of Jones Intercable shares may comply with the guaranteed delivery procedures described below.

    The tender by a holder of Jones Intercable shares will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in our exchange offer and in the Letter of Transmittal.

    We shall be deemed to have accepted validly tendered Jones Intercable shares when, as and if we have given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Jones Intercable shares for the purposes of receiving our Class A Special Common Stock.

    THE METHOD OF DELIVERY OF JONES INTERCABLE SHARES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. INSTEAD OF DELIVERY BY MAIL, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION OF OUR EXCHANGE OFFER. YOU SHOULD NOT SEND A LETTER OF TRANSMITTAL OR ANY JONES INTERCABLE SHARES TO COMCAST OR JONES INTERCABLE. YOU MAY REQUEST YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR NOMINEE TO EFFECT THE ABOVE TRANSACTIONS.

    If you are a beneficial owner of Jones Intercable shares which are registered in the name of a broker, dealer, commercial bank, trust company or other nominee (i.e., you hold your shares in "street name") and you wish to tender, you should contact the registered holder promptly and instruct such registered holder to tender on your behalf. If instead you wish to tender on your own behalf, you must, prior to completing and executing the Letter of Transmittal and delivering your Jones Intercable shares, either make appropriate arrangements to register ownership of the Jones Intercable shares in your name or obtain a properly completed stock power from the registered holder. The transfer of registered ownership may take considerable time.

    Other than as specified below, signatures on a Letter of Transmittal must be guaranteed by an eligible institution. An eligible institution is a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal. Signatures do not need to be so guaranteed if the Jones Intercable shares are tendered by a registered holder who has not completed the box entitled "Special Delivery Instructions" on the Letter of Transmittal or for the account of an eligible institution. In the event that signatures on a Letter of Transmittal are required to be guaranteed, such guarantee must be made by an eligible institution.

    If the Letter of Transmittal is signed by a person other than the registered holder of any Jones Intercable shares, such Jones Intercable shares must be endorsed or accompanied by a properly completed stock power, signed by the registered holder as the registered holder's name appears on such Jones Intercable shares.

    If the Letter of Transmittal or any Jones Intercable shares or stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the Letter of Transmittal.

    The Exchange Agent and DTC have confirmed that any financial institution that is a participant in DTC's system may utilize DTC's Automated Tender Offer Program to tender Jones Intercable shares. Accordingly, participants in the Automated Tender Offer Program may electronically transmit their acceptance of our exchange offer by causing DTC to transfer the Jones Intercable shares to the Exchange Agent in accordance with the Automated Tender Offer Program procedures for transfer instead of completing and signing the Letter of Transmittal and delivering it to the Exchange Agent. DTC will then send an agent's message to the Exchange Agent.

    An agent's message is a message transmitted by DTC and received by the Exchange Agent and forming part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the shares that such participant has received and agrees to be bound by the Letter of Transmittal, and that the agreement may be enforced against such participant.

    We will determine, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of tendered Jones Intercable shares. We reserve the absolute right to reject any and all Jones Intercable shares not properly tendered or any Jones Intercable shares that our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Jones Intercable shares. Our interpretation of the terms and conditions of our exchange offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Jones Intercable shares must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Jones Intercable shares, neither we, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Jones Intercable shares will not be deemed to have been made until such defects or irregularities have been cured or waived.

    While we have no present plan to acquire any Jones Intercable shares which are not tendered in our exchange offer, we reserve the right in our sole discretion to purchase or make offers for any Jones Intercable shares that remain outstanding subsequent to the expiration of our exchange offer or, as set forth above under "--Expiration Date; Extensions; Amendments," to terminate our exchange offer and, to the extent permitted by applicable law, purchase Jones Intercable shares in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of our exchange offer.

RETURN OF JONES INTERCABLE SHARES

    If we do not accept any Jones Intercable shares which you tender for any reason, we will return such tendered shares without expense to you (or, in the case of shares tendered by book-entry transfer through DTC, we will credit such Jones Intercable shares to an account maintained with DTC) as promptly as practicable after the expiration of our exchange offer.

BOOK-ENTRY TRANSFER

    The Exchange Agent will make a request to establish an account with respect to the Jones Intercable shares at DTC for purposes of our exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC's system may make book-entry delivery of Jones Intercable shares by causing DTC to transfer such Jones Intercable shares into the Exchange Agent's account in accordance with DTC's procedures for transfer. However, although you may be able to deliver Jones Intercable shares through book-entry transfer, you must, in any case, transmit and the Exchange Agent must receive on or prior to the expiration of our exchange offer the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, or you must comply with the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

    If you wish to tender your Jones Intercable shares but your Jones Intercable shares are not immediately available or you cannot deliver your Jones Intercable shares, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the expiration of our exchange offer, you may still effect a tender if:

    - the tender is made through an eligible institution (we explain who is an eligible institution above in the section entitled "--Procedures for Tendering Jones Intercable Shares"),

    - prior to the expiration of our exchange offer, the Exchange Agent receives from such eligible institution a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by us (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Jones Intercable shares and the aggregate number of Jones Intercable shares tendered, stating that the tender is being made and guaranteeing that, within five business days after the expiration of our exchange offer, the Letter of Transmittal (or a facsimile thereof) together with the certificate(s) representing the Jones Intercable shares in proper form for transfer or a confirmation of a transfer by book entry, as the case may be, and any other documents required by the Letter of Transmittal, will be deposited by the eligible institution with the Exchange Agent, or the Exchange Agent receives a properly transmitted agent's message (we explain what constitutes a properly transmitted agent's message above in the section entitled "--Procedures for Tendering Jones Intercable Shares"), and

    - such properly executed Letter of Transmittal (or facsimile thereof) or a properly transmitted agent's message, as well as the certificate(s) representing all tendered Jones Intercable shares in proper form for transfer (or a confirmation of a book entry transfer) and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within five business days after the expiration of our exchange offer.

    Upon request, the Exchange Agent will send you a Notice of Guaranteed Delivery.

DELIVERY OF OUR CLASS A SPECIAL COMMON STOCK

    Our Class A Special Common Stock issued pursuant to our exchange offer will be delivered promptly following the expiration of our exchange offer, assuming all conditions to our exchange offer have been satisfied.

WITHDRAWAL RIGHTS

    You may withdraw tenders of Jones Intercable shares at any time prior to the expiration of our exchange offer. To be effective, the Exchange Agent must timely receive a written, telegraphic, telex or facsimile transmission notice of withdrawal at its address set forth below under "--Exchange Agent." If you send a facsimile transmission, you must confirm receipt by telephone and you must deliver an original by guaranteed overnight delivery. Any such notice of withdrawal must specify the person named in the Letter of Transmittal as having tendered shares of Jones Intercable Stock to be withdrawn, a statement that such holder is withdrawing his election to have such shares of Jones Intercable stock exchanged, and the name of the registered holder of such shares of Jones Intercable stock, and must be signed by the holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the shares of Jones Intercable stock being withdrawn. The Exchange Agent will return the properly withdrawn shares of Jones Intercable stock promptly following receipt of notice of withdrawal. If shares of Jones Intercable stock have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares of Jones Intercable stock or otherwise comply with the book-entry transfer procedure. All questions as to the validity of notice of withdrawals, including time or receipt, will be determined by us, in our sole discretion, and such determination will be final and binding on all parties.

    Any shares of Jones Intercable stock so withdrawn will be deemed not to have been validly tendered for the purposes of our exchange offer. Properly withdrawn shares of Jones Intercable stock may be retendered by following one of the procedures described under "--Procedures for Tendering Jones Intercable Shares," at any time prior to the expiration of our exchange offer.

    THE WITHDRAWAL OF TENDERED SHARES OF JONES INTERCABLE STOCK WILL BE DEEMED TO BE A REJECTION OF OUR EXCHANGE OFFER.

EFFECT OF DIVIDENDS AND DISTRIBUTIONS BY JONES INTERCABLE ON THE EXCHANGE RATIO

    If, on or after the commencement of our exchange offer, Jones Intercable should:

    - split, combine or otherwise change the shares of Jones Intercable Common Stock or Class A Common Stock or its capitalization,

    - issue or sell any additional securities of Jones Intercable or otherwise cause an increase in the number of outstanding securities of Jones Intercable (other than the issuance of shares of Jones Intercable Common Stock or Class A Common Stock in respect of Jones Intercable stock options outstanding on the date of the commencement of our exchange offer), or

    - acquire currently issued shares of Jones Intercable Common Stock or Class A Common Stock or otherwise cause a reduction in the number of issued shares of Jones Intercable Common Stock or Class A Common Stock (except in the case of open market purchases of shares of Jones Intercable Common Stock or Class A Common Stock by Jones Intercable in connection with the exercise of Jones Intercable stock options (which shares of Jones Intercable Common Stock or Class A Common Stock are delivered by Jones Intercable to the option holder upon such exercise))

then we may make such equitable adjustment as is appropriate in the exchange ratio and other terms of our exchange offer including, without limitation, the amount and type of securities offered to be purchased and the consideration to be paid therefor, subject to applicable law.

    If, on or after the date of the commencement of our exchange offer, Jones Intercable should declare or pay any cash or stock dividend on the shares of Jones Intercable Common Stock or Class A Common Stock or make any distribution (including the issuance of additional shares of Common Stock or Class A Common Stock pursuant to a stock dividend or stock split, the issuance of other securities, the issuance of rights for the purchase of any securities, or distribution of any cash dividend, regardless of amount) with respect to the shares of Jones Intercable Common Stock or Class A Common Stock that is payable or distributable to shareholders of record on a date prior to the transfer to our name or our nominee or transferee on Jones Intercable's stock transfer records of the shares of Jones Intercable Common Stock or Class A Common Stock purchased pursuant to our exchange offer, then, without prejudice to our rights under "--Terms of Our Exchange Offer" and "--Conditions to Completion of Our Exchange Offer," the number of shares of our Class A Special Common Stock exchanged for each share of Jones Intercable Common Stock or Class A Common Stock pursuant to our exchange offer may be reduced in proportion to the amount of any such cash dividend or cash distribution. In addition, any such non-cash dividend, distribution or right to be received by the tendering Jones Intercable shareholders will be received and held by the tendering Jones Intercable shareholders for our account and will be required to be promptly remitted and transferred by each such shareholder to the Exchange Agent for our account, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, we will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as may be appropriate and equitable under the circumstances.

EXCHANGE AGENT

    We have appointed The Bank of New York as Exchange Agent for our exchange offer. You may direct questions and requests for assistance, requests for additional copies of this prospectus or of the Letter of Transmittal and requests for the Notice of Guaranteed Delivery to the Exchange Agent addressed as follows:

       Tender & Exchange Department
       P.O. Box 11248
       Church Street Station
       New York, NY 10286

INFORMATION AGENT

    We have appointed D.F. King & Co., Inc. as the Information Agent. You may address questions regarding our exchange offer, including requests for additional copies of the prospectus, the Letter of Transmittal and other related documents to the Information Agent as follows:

       77 Water Street
       New York, NY 10005

You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning our exchange offer.

DEALER MANAGER

    Lazard Freres & Co. LLC is the Dealer Manager for our exchange offer.

FEES AND EXPENSES

    We will bear the expenses of soliciting tenders. We are making our principal solicitation by mail; however, officers and regular employees of Comcast and its affiliates may make additional solicitations by telegraph, telephone or in person.

    The Exchange Agent and the Information Agent will receive reasonable and customary compensation for their services. The Dealer Manager will be reimbursed for all out-of-pocket expenses incurred by it in connection with its services as Dealer Manager, including the reasonable fees and expenses of its legal counsel. Each of the Exchange Agent, the Information Agent and the Dealer Manager will be indemnified against certain liabilities and expenses, including certain liabilities under the federal securities laws. We will not pay any fees or commissions to any broker or dealer or other persons for soliciting tenders of Jones Intercable shares pursuant to our exchange offer. We will reimburse brokers, dealers, commercial banks and trust companies for reasonable expenses incurred by them in forwarding material to their customers.

    We will pay the cash expenses incurred in connection with our exchange offer which are estimated to be approximately $1.0 million. Such expenses include registration fees, fees and expenses of the Exchange Agent, accounting and legal fees and printing costs, among others.

    We will pay all transfer taxes, if any, which are not based on income or capital gains, applicable to the exchange of Jones Intercable shares pursuant to our exchange offer. You, however, will have to pay a transfer tax which is imposed for any reason other than the exchange of the Jones Intercable shares pursuant to our exchange offer. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to you.

    Participation in our exchange offer is voluntary. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

REGULATORY MATTERS

HSR ACT AND ANTITRUST

    In connection with the earlier agreements among us, Jones Intercable and BCI Telecom Holding described in "The Exchange Offer--Background to our Exchange Offer," we and Jones Intercable observed the notification and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder. The HSR Act provides for an initial 30-calendar-day waiting period following the filing with the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice of Notification and Report Forms by the parties to a transaction involving the transfer of specified amounts of voting securities.

    On August 25, 1998, we and Jones Intercable filed the Notification and Report Forms with the Antitrust Division and the FTC for review in connection with our original investment in Jones Intercable. The waiting period under the HSR Act expired on September 15, 1998, and no further filing is required in connection with our exchange offer.

    Notwithstanding expiration of the waiting period and the transfer of control of Jones Intercable to us on April 7, 1999, the FTC, the Antitrust Division and others could take action under the antitrust laws to challenge our exchange offer, including seeking to enjoin the consummation of our exchange offer, seeking the divestiture by us of all or part of the stock or assets of Jones Intercable or of other business conducted by us, or seeking to subject us or Jones Intercable to certain operating conditions, before or after our exchange offer is completed. There can be no assurance that a challenge to our exchange offer will not be made or that, if such a challenge is made, we will prevail.

INJUNCTIONS

    Our obligation to consummate our exchange offer is subject to the condition that there be no preliminary or permanent injunction or other order by any court or governmental or regulatory authority of competent jurisdiction, including any state governmental or regulatory authority, prohibiting consummation of our exchange offer or only permitting such consummation subject to any condition or restriction that has or would have a material adverse effect on us or Jones Intercable.

FEDERAL, STATE AND LOCAL GOVERNMENTAL AUTHORITIES

    In addition, in connection with our acquisition of a controlling interest in Jones Intercable, we and Jones Intercable were required to obtain approvals from the FCC. Our acquisition of a controlling interest in Jones Intercable was also subject to certain state and local governmental approvals or actions. We and Jones Intercable received all necessary FCC and state and local franchise approvals prior to the closing of the acquisition.

    We do not believe that approvals from the FCC or state and local governments will be required to complete our exchange offer, since we already own a controlling interest in Jones Intercable. However, it is a condition to our obligation to consummate our exchange offer that any required federal, state and local governmental authorizations which may arise be obtained without any condition that has or would have a material adverse effect on us or Jones Intercable, except for such authorizations the failure of which to have been obtained does not and would not, individually or in the aggregate, have a material adverse effect on us or Jones Intercable. As a result, depending on the nature of any such conditions, such conditions could jeopardize or delay completion of our exchange offer.

FOREIGN REGULATORY FILINGS

    We are not aware of any foreign governmental approvals or actions that may be required for consummation of our exchange offer. Should any other approval or action be required, we currently contemplate that such approval or action would be sought.

    WE BELIEVE THAT WE HAVE OBTAINED ALL MATERIAL REQUIRED REGULATORY APPROVALS NECESSARY TO COMPLETE OUR EXCHANGE OFFER. HOWEVER, IF ADDITIONAL APPROVALS ARE NECESSARY, WE CANNOT ASSURE YOU THAT ALL SUCH APPROVALS WILL BE TIMELY RECEIVED OR THAT THE RELEVANT GOVERNMENTAL AUTHORITIES WILL NOT IMPOSE UNFAVORABLE CONDITIONS ON US OR JONES INTERCABLE FOR GRANTING THE REQUIRED APPROVALS.

INTERESTS OF CERTAIN PERSONS IN OUR EXCHANGE OFFER

    Certain Jones Intercable shareholders may have interests in our exchange offer that are different from, or in addition to, the interests of Jones Intercable shareholders generally. We currently own approximately 39.6% of the economic interest in Jones Intercable and own a sufficient number of shares of Jones Intercable Common Stock to elect approximately 75% of the Board of Directors of Jones Intercable. Six of the nine current members of the Jones Intercable Board of Directors are also directors and officers of Comcast.

MATERIAL CONTRACTS BETWEEN US AND JONES INTERCABLE

    MANAGEMENT AGREEMENT. Effective April 7, 1999, Jones Intercable entered into a management agreement with us pursuant to which we will manage the operations of Jones Intercable and its subsidiaries, subject to such direction and control of Jones Intercable as they may reasonably determine from time to time. The terms of the management agreement were approved by the independent members of Jones Intercable's Board of Directors. The management agreement generally provides that we will supervise the management and operations of Jones Intercable's cable systems and arrange for and supervise certain administrative functions. As compensation for such services the management agreement provides for us to charge management fees of 4.5% of gross cable communications revenues (as defined in the agreement). During the six months ended June 30, 1999, we charged Jones Intercable management fees of $5.8 million.

    On behalf of Jones Intercable, we seek and secure long-term programming contracts that generally provide for payment based on either a monthly fee per subscriber per channel or a percentage of certain subscriber revenues. Amounts charged to Jones Intercable by us for programming (the "Programming Charges") are made in an amount equal to the sum of (i) the actual cost incurred by us plus (ii) one-half of the difference between the cost Jones Intercable would pay in an arms-length transaction if Jones Intercable were a stand-alone multiple cable communications systems operator with a subscriber base equal to that of Jones Intercable's cable systems, and the actual cost incurred by us. The Programming Charges are included in operating expenses in Jones Intercable's condensed consolidated statement of operations and accumulated deficit. Jones Intercable purchases certain other services, including insurance, from us under cost-sharing arrangements on terms that reflect our actual cost. Jones Intercable reimburses us for certain other costs (primary salaries) under cost-reimbursement arrangements. Under all of these arrangements, Jones Intercable incurred total expenses of $38.3 million, including $37.5 million of Programming Charges, during the six months ended June 30, 1999.

    The management agreement also provides that we will not enter into any agreements or transactions or obtain any services on behalf of Jones Intercable or its cable systems with or from any of our affiliates other than those specifically provided for in the management agreement without the prior written consent of Jones Intercable, except for agreements or transactions on terms that are no less favorable to Jones Intercable than those that might be obtained at the time from a person or entity that is not affiliated with us in an arms-length transaction. Further, the management agreement provides that without the prior written consent of Jones Intercable, we will not change the independent auditor of Jones Intercable or change our independent auditor such that we and Jones Intercable have the same independent auditor.

    Jones Intercable will have the right to terminate the management agreement effective as of April 7, 2004 by written notice to us no later than January 7, 2004, and if no such notice is given, the management agreement shall automatically terminate on April 7, 2009.

E! ENTERTAINMENT TELEVISION

    E! Entertainment Television is an affiliate of us that provides cable television programming. During the three months ended June 30, 1999, Jones Intercable made payments to E! Entertainment Television totaling $158,000 for programming provided to cable systems owned by Jones Intercable.

QVC, INC.

    We, on behalf of the Jones Intercable, have an affiliation agreement with QVC to carry its programming. In return for carrying QVC programming, Jones Intercable receives an allocated portion, based upon market share, of a percentage of net sales of merchandise sold to QVC customers located in Jones Intercable's service area. For the three months ended June 30, 1999, Jones Intercable's subscriber service fees revenue includes approximately $500,000 relating to QVC.

ACCOUNTING TREATMENT

    We will account for the Jones Intercable shares which we acquire pursuant to our exchange offer under the purchase method of accounting.

LISTING OF OUR CLASS A SPECIAL COMMON STOCK

    Our Class A Special Common Stock issued pursuant to our exchange offer will be listed for trading on the Nasdaq National Market under the symbol "CMCSK."

                 CERTAIN TAX CONSEQUENCES OF OUR EXCHANGE OFFER

    The following summary of federal income tax consequences is based on current law and is for general information only. Your tax treatment may vary depending upon your particular situation. Certain holders (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, S Corporations, employees of Jones Intercable, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE EXCHANGE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

THE EXCHANGE OFFER

    You will realize gain or loss on the exchange of Jones Intercable shares for shares of our Class A Special Common Stock in an amount equal to the difference between (i) the fair market value of the shares of our Class A Special Common Stock received and (ii) your tax basis for your Jones Intercable shares surrendered. The gain or loss will be capital gain or loss if you hold your Jones Intercable shares as a capital asset, and will be treated as long-term capital gain or loss if you have held those shares for more than one year.

DISTRIBUTIONS ON OUR CLASS A SPECIAL COMMON STOCK

    Cash distributions on our Class A Special Common Stock will be taxable to you as ordinary dividend income to the extent that the cash amount does not exceed our then current or accumulated earnings and profits (as determined for federal income tax purposes). To the extent that the amount of any distribution on our Class A Special Common Stock exceeds our then current or accumulated earnings and profits (as determined for federal income tax purposes), the distribution will be treated as a return of capital, thus reducing the holder's adjusted tax basis in such outstanding shares of our Class A Special Common Stock. The amount of any such excess distribution that is greater than your adjusted tax basis in your shares of our Class A Special Common Stock will be taxed as capital gain and will be long-term capital gain if your holding period for your shares exceeds one year.

    To the extent that dividends are treated as ordinary income, dividends received by corporate holders generally will be eligible for the 70% dividends-received deduction under Section 243 of the Code. There are, however, many exceptions and restrictions relating to the availability of such dividends-received deduction, such as restrictions relating to (i) the holding period of the stock on which the dividends are sought to be deducted, (ii) debt-financed portfolio stock, and (iii) taxpayers that pay alternative minimum tax. Corporate stockholders should consult their own tax advisors regarding the extent, if any, to which such exceptions and restrictions may apply to their particular factual situations.

                      DESCRIPTION OF COMCAST CAPITAL STOCK

    The following description of certain terms of our capital stock does not purport to be complete and is qualified in its entirety by reference to our Articles of Incorporation. For more information as to how you can obtain a copy of our Articles of Incorporation, see "Where You Can Find More Information."

COMMON STOCK

    Our authorized Common Stock consists of 200,000,000 shares of Class A Common Stock, par value $1.00 per share, 2,500,000,000 shares of Class A Special Common Stock, par value $1.00 per share, and 50,000,000 shares of Class B Common Stock, par value $1.00 per share. As of June 30, 1999, 31,494,976 shares of Class A Common Stock, 708,502,767 shares of Class A Special Common Stock and 9,444,375 shares of Class B Common Stock were outstanding.

    VOTING RIGHTS. Holders of our Class A Special Common Stock cannot vote in the election of directors or otherwise, except where class voting is required by law. In that case, holders of Class A Special Common Stock have one vote per share. Under applicable law, holders of Class A Special Common Stock have voting rights in the event of certain amendments to the Articles of Incorporation and certain mergers and other fundamental corporate changes. Generally, holders of Class A Common Stock have one vote per share. Holders of Class B Common Stock have 15 votes per share. Generally, including the election of directors, holders of Class A Common Stock and Class B Common Stock vote as one class, except where class voting is required by law. Neither the holders of Class A Common Stock or Class B Common Stock have cumulative voting rights.

    DIVIDENDS. Subject to the preferential rights of any preferred stock then outstanding, the holders of Class A Special Common Stock, Class A Common Stock and Class B Common Stock are entitled to receive pro rata per share such cash dividends as our Board of Directors may from time to time declare out of funds legally available therefor. Each class of our common stock is to receive dividends, as declared, on an equal basis per share.

    Stock dividends on, and stock splits of, any class of common stock shall not be paid or issued unless paid or issued on all classes of common stock, in which case they are to be paid or issued only in shares of that class or in shares of either Class A Common Stock or Class A Special Common Stock. We do not intend to pay dividends on our common stock for the foreseeable future.

    PRINCIPAL SHAREHOLDER. At June 30, 1999, Sural owned 8,786,250 shares of our outstanding Class B Common Stock and 795,038 shares of our outstanding Class A Common Stock. Mr. Brian L. Roberts, President of Comcast, controls Sural and is deemed to be the beneficial owner of the shares of Class A and Class B Common Stock owned by Sural. In addition, as of June 30, 1999, Mr. Roberts was the beneficial owner of an additional 4,061 shares of Class A Common Stock. Since each share of Class B Common Stock is entitled to 15 votes, the shares of Class A Common Stock and Class B Common Stock owned by Sural and Mr. Roberts constitute approximately 77% of the voting power of the two classes of our voting common stock combined. The Class B Common Stock is convertible on a share-for-share basis into Class A Common Stock or Class A Special Common Stock. If Sural and Mr. Roberts were to convert the Class B Common Stock which they are deemed to beneficially own into Class A Common Stock, Mr. Roberts would beneficially own 9,585,349 shares of Class A Common Stock (approximately 24% of the Class A Common Stock).

    CONVERSION OF CLASS B COMMON STOCK. Our Class B Common Stock is convertible share for share into either our Class A Common Stock or our Class A Special Common Stock.

    PREFERENCE IN LIQUIDATION. In the event of the liquidation, dissolution or winding up, either voluntary or involuntary, of Comcast, the holders of Class A Special Common Stock, Class A Common

Stock and Class B Common Stock are entitled to receive, subject to any liquidation preference of any preferred stock then outstanding, the remaining assets, if any, of Comcast in proportion to the number of shares held by them without regard to class.

    MISCELLANEOUS. The holders of Class A Special Common Stock, Class A Common Stock and Class B Common Stock do not have any preemptive rights, except that if the right to subscribe to stock, options or warrants to purchase stock is offered or granted to all holders of Class A Special Common Stock or Class A Common Stock, parallel rights must be given to all holders of Class B Common Stock. All shares of Class A Special Common Stock, Class A Common Stock and Class B Common Stock presently outstanding are, and all shares of Class A Special Common Stock offered hereby will be, when issued, fully paid and non-assessable.

    The transfer agent and registrar for our Class A Special Common Stock is The Bank of New York, One Wall Street, New York, New York 10286.

PREFERRED STOCK

    Our Board of Directors is authorized to issue, in one or more series, up to a maximum of 20,000,000 shares of preferred stock. The shares can be issued with such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special or relative rights as our Board of Directors shall from time to time fix by resolution.

                 DESCRIPTION OF JONES INTERCABLE CAPITAL STOCK

    The following description of certain terms of the capital stock of Jones Intercable does not purport to be complete and is qualified in its entirety by reference to the Jones Intercable Articles of Incorporation, a copy of which has been filed by Jones Intercable as Exhibit 3.1 to the Annual Report on Form 10-K of Jones Intercable for the year ended May 31, 1988 (as amended by the Amendment to the Articles of Incorporation filed as Exhibit 3.2 to the Annual Report on Form 10-K of Jones Intercable for the year ended May 31, 1995 and the Amendment to the Articles of Incorporation filed as Exhibit 3.3 to the Annual Report on Form 10-K of Jones Intercable for the year ended December 31, 1996). For more information as to how you can obtain a copy of the Jones Intercable Articles of Incorporation, see "Where You Can Find More Information."

    Jones Intercable's authorized capital stock consist of 5,550,000 shares of Common Stock, $.01 par value per share, of which 5,113,021 shares were outstanding at August 9, 1999, and 60,000,000 shares of Class A Common Stock, $.01 par value per share, of which 36,937,170 shares were outstanding at such date.

    The outstanding shares of both classes of common stock are not subject to redemption or to any liability for further calls or assessments, and the holders of such shares do not have pre-emptive or other rights to subscribe for additional shares of Jones Intercable. All issued and outstanding shares of Common Stock and Class A Common Stock are validly issued, fully paid and nonassessable. Dividends in cash, property or shares of Jones Intercable may be paid upon the Common Stock and Class A Common Stock, if declared by Jones Intercable's Board of Directors, out of any funds legally available therefor, and holders of Class A Common Stock have a cash dividend preference over holders of Common Stock, as described below. Holders of Common Stock and Class A Common Stock are entitled to share ratably in assets available for distribution upon any liquidation of Jones Intercable, subject to the prior rights of creditors, although holders of Class A Common Stock have a preference on liquidation over holders of Common Stock, as described below.

    The Class A Common Stock has certain preferential rights with respect to cash dividends and upon liquidation of Jones Intercable. In the event that cash dividends are paid, the holders of the Class A Common Stock will be paid $.005 per share per quarter in addition to the amount payable per share of Common Stock. In the case of liquidation, holders of Class A Common Stock will be entitled to a preference of $1 per share. After such amount is paid, holders of Common Stock will then be entitled to receive $1 per share for each share of Common Stock outstanding. Any remaining amount will be distributed to the holders of Common Stock and Class A Common Stock on a pro rata basis.

    The Class A Common Stock has voting rights that are generally 1/10th of those held by the Common Stock. In the election of directors, the holders of Class A Common Stock, voting as a separate class, are entitled to elect that number of directors that constitute 25% of the total membership of the Board of Directors. If such 25% is not a whole number, holders of Class A Common Stock are entitled to elect the nearest higher whole number of directors constituting 25% of the membership of the Board of Directors. Holders of the Common Stock, also voting as a separate class, are entitled to elect the remaining directors.

    As of August 9, 1999, the outstanding shares of Class A Common Stock constituted approximately 87.8% of the total outstanding shares of capital stock of Jones Intercable but cast only 41.9% of the votes to be cast in matters to be acted upon by shareholders of Jones Intercable not requiring a class vote, and the outstanding shares of Jones Intercable Common Stock constituted approximately 12.2% of the outstanding capital stock of Jones Intercable, but cast approximately 58.1% of the votes to be cast by shareholders of Jones Intercable in connection with such matters.

                  COMPARISON OF CERTAIN RIGHTS OF SHAREHOLDERS
                        OF COMCAST AND JONES INTERCABLE

    If you choose to exchange your shares of Jones Intercable Stock for shares of our Class A Special Common Stock in our exchange offer, you will become a Comcast shareholder, and your rights will be governed by Pennsylvania law and by our Articles of Incorporation and Bylaws, which differ in certain respects from Colorado law and the Jones Intercable Articles of Incorporation and Bylaws. The following is a summary of the material differences between the rights of Jones Intercable shareholders and our shareholders. Although it is impractical to compare all of the aspects in which Pennsylvania law and Colorado law and the companies' governing instruments differ with respect to shareholders' rights, the following discussion summarizes the material significant differences between them.

FIDUCIARY DUTIES OF DIRECTORS

    Both Colorado law and Pennsylvania law provide that the board of directors has the ultimate responsibility for managing the business affairs of a corporation. In discharging this function, directors owe fiduciary duties of care and loyalty to the corporation and to its common shareholders.

    Both Colorado law and Pennsylvania law require that directors perform their duties in good faith. Pennsylvania law provides that the board of directors, committees of the board and individual directors of a business corporation may, in considering the best interests of the corporation, consider to the extent they deem appropriate:

    - the effects of any action on any or all groups affected by such action, including shareholders, employees, suppliers, customers and creditors of the corporation, and upon communities in which offices or other establishments of the corporation are located;

    - the short-term and long-term interests of the corporation, including benefits that the corporation may enjoy from its long-term plans and the possibility that these interests may be best served by the continued independence of the corporation;

    - the resources, intent and conduct, past, stated and potential, of any person seeking to acquire control of the corporation; and

    - all other pertinent factors.

    Pennsylvania law also provides that, in considering the best interests of the corporation, the board of directors, committees of the board of directors and individual directors are not required to regard any corporate or other interest as dominant or controlling.

LIMITATION OF DIRECTOR LIABILITY

    Both Colorado law and Pennsylvania law permit a corporation to limit a director's exposure to monetary liability for breach of fiduciary duty. Colorado law provides for such limitation in the corporation's articles of incorporation, while Pennsylvania law allows the limitation in either the articles of incorporation or a bylaw adopted by the shareholders.

    Colorado law provides that a director cannot be relieved of liability for monetary damages for:

    - any breach of the director's duty of loyalty to the corporation or to its shareholders;

    - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - unlawful distributions made in violation of the director's duties of good faith, care, and loyalty; or

    - any transaction from which the director directly or indirectly derived an improper personal benefit.

    Under Pennsylvania Law, a director cannot be relieved of liability for:

    - breach of his or her statutory duties of care and good faith to the company if such breach or omission constitutes self-dealing, willful misconduct or recklessness;

    - violation of criminal statutes; or

    - nonpayment of federal, state or local taxes.

    The Jones Intercable Articles of Incorporation and our Bylaws eliminate, to the fullest extent permitted by law, liability of a director to the company or its stockholders for monetary damages for a breach of such director's fiduciary duty of care.

INDEMNIFICATION

    Colorado law generally permits indemnification of director and officer expenses, including attorney's fees, actually and reasonably incurred in the defense or settlement of a derivative or third-party action, provided there is a determination by a majority vote of a disinterested quorum of the directors, by independent legal counsel or by a majority vote of a quorum of the stockholders that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in the best interests of the corporation. Colorado law requires indemnification of director expenses unless limited by the articles of incorporation, when the individual being indemnified has successfully defended any proceeding, on the merits or otherwise.

    Under Colorado law, expenses incurred by an officer or director in defending an action may be paid in advance if such director or officer, among other things, undertakes to repay such amounts if it is ultimately determined that he or she is not entitled to indemnification. In addition, Colorado law authorizes a corporation's purchase of indemnity insurance for the benefit of its officers, directors, employees and agents whether or not the corporation would have the power to indemnify against the liability covered by the policy.

    A provision of Colorado law states that, except with regard to directors, a corporation may indemnify or advance expenses to a greater extent than provided by statute if not inconsistent with public policy and if provided for by any bylaw, agreement, vote of stockholders or directors or otherwise.

    Pennsylvania law permits a corporation to indemnify any person involved in a third party action, by reason of being an officer or director of the corporation, against expenses, judgments, fines and settlement amounts paid in such third party action (and against expenses incurred in any action by or in the right of the corporation), if such person acted in good faith and reasonably believed that his or her actions were in, or not opposed to, the best interests of the corporation. With respect to any criminal proceeding, Pennsylvania law permits indemnification only when the director or officer had no reasonable cause to believe that his or her conduct was unlawful. Furthermore, as under Colorado law, Pennsylvania law provides that a corporation may advance to officers and directors expenses incurred in defending any action upon receipt of an undertaking by the person to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification.

    In general, no indemnification for expenses in derivative actions is permitted under Pennsylvania law where the person has been adjudged liable to the corporation, unless a court finds him or her entitled to such indemnification. If, however, the person has been successful in defending a third-party or derivative action, indemnification for expenses incurred is mandatory under Pennsylvania law.

    In Pennsylvania, the statutory provisions for indemnification are nonexclusive with respect to any other rights, such as contractual rights under a bylaw, agreement or vote of stockholders or disinterested directors, to which a person seeking indemnification may be entitled.

    Pennsylvania law also authorizes a corporation's purchase of indemnification insurance for the benefit of its officers, directors, employees, agents and other corporate representatives whether or not the corporation would have the power to indemnify against the liability covered by the policy, unless the corporation's bylaws otherwise prohibit the purchase of such insurance.

    Both Jones Intercable and Comcast provide for the indemnification of directors and officers to the fullest extent permissible under law. The Jones Intercable Bylaws and our Bylaws provide directors and officers with the right to have expenses incurred in defending any proceeding paid by Jones Intercable or us in advance of the final disposition of such proceeding.

BUSINESS COMBINATIONS

    Under Colorado law, approval of a plan of merger or share exchange in an "existing corporation" requires two-thirds of all the votes entitled to be cast on the plan by each voting group. An "existing corporation" under Colorado law is a corporation that was in existence on June 30, 1994 and that was incorporated under certain provision of Colorado law. Jones Intercable is an "existing corporation" under Colorado law. As an existing corporation, Colorado law generally requires that two-thirds of the shareholders of both the acquiring and target corporations approve statutory mergers. Colorado law does not require a stockholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if:

    - the articles of incorporation of the surviving corporation will not differ from its articles of incorporation before the merger;

    - each shareholder of the surviving corporation whose shares were outstanding immediately before the merger will hold the same number of shares, with identical designations, preferences, limitations, and relative rights, immediately after the merger;

    - the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger either by the conversion of securities issued pursuant to the merger or by the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20% the total number of voting shares of the surviving corporation outstanding immediately before the merger; and

    - the number of shares entitled to participate in corporate distributions outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger either by the conversion of securities issued pursuant to the merger or by the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20% the total number of participating shares outstanding immediately before the merger.

    Under Pennsylvania law, a merger or consolidation requires approval of the corporation's board of directors and the affirmative vote of a majority of the votes cast by all shareholders entitled to vote.

    Under Pennsylvania law, unless a corporation has opted out of certain statutory provisions, shares of a corporation whose shares are registered under the Securities Exchange Act of 1934 acquired in a "control share acquisition" do not have voting rights unless restored by a resolution approved by a vote of the disinterested shareholders. Under Pennsylvania law a "control share acquisition" means an acquisition by any person of voting power of a corporation that would, when added to all other voting power of such person, entitle such person to cast for the first time, the amount of voting power in any of the following ranges:

    - at least 20% but less than 33 1/3%;

    - at least 33 1/3% but less than 50%; or

    - more than 50%.

Pursuant to our Bylaws, and in accordance with Pennsylvania law, these "control share acquisition" provisions are inapplicable to us and our shareholders.

    Colorado does not have a similar "control share acquisition" statute.

ANTI-TAKEOVER PROTECTION

    Pennsylvania law prohibits a corporation from engaging in a business combination with the beneficial owner of 20% or more of the corporation's stock for 5 years from the time the shareholder acquired the stock, unless certain conditions are met.

    Under Pennsylvania law, a corporation whose shares are registered under the Securities Exchange Act of 1934 that has not opted out of certain statutory provisions may engage in a business combination with a 20% shareholder within the five-year period if:

    - the 20% shareholder's stock purchase was approved by the corporation's board of directors before the share acquisition date;

    - the business combination itself was approved by the corporation's board of directors before the share acquisition date;

    - the business combination is approved by the affirmative vote of all of the holders of all of the outstanding common shares; or

    - the business combination is approved by the affirmative vote of the majority of disinterested shareholders no earlier than three months after the share acquisition date, provided the 20% shareholder is the beneficial owner of 80% of the voting shares of the corporation and provided the price paid to all shareholders meets statutory criteria establishing a formula price.

    After the expiration of the five-year period, the business combination will be permitted if:

    - approved by a majority of disinterested shareholders; or

    - approved by the majority vote of the shareholders provided the price to be paid meets the formula price.

    The formula price is the higher of the following:

    - the highest per share price paid by the interested shareholder (at a time when the shareholder was a beneficial owner of shares entitling such person to cast at least 5% of the votes that all shareholders would be entitled to cast) either within the five years before the announcement date of the combination or within five years before the transaction where the interested shareholder became an interested shareholder; plus interest on United States Treasury Securities, less dividends paid on the stock; or

    - the market value per common share on the announcement date or on the interested shareholder's share acquisition date, whichever is higher, plus interest on United States Treasury Securities, less dividends paid on the stock.

    We have not opted out of the Pennsylvania statutory provisions regarding a business combination with a 20% shareholder.

    Pennsylvania law also provides that, unless a corporation has opted out, any profit realized by any person or group that acquires voting control over at least 20% of a corporation whose shares are registered under the Securities Exchange Act of 1934 pursuant to the disposition of equity securities of the registered corporation within two years before or 18 months after becoming a 20% shareholder is recoverable by the corporation. Comcast has opted out of this provision of Pennsylvania law.

    Colorado does not have a similar business combination statute.

VOTING RIGHTS

    The Jones Intercable Class A Common Stock has voting rights that are generally 1/10th of those held by the Jones Intercable Common Stock. In the election of directors, the holders of Class A Common Stock, voting as a separate class, are entitled to elect that number of directors that constitute 25% of the total membership of the Board of Directors. If such 25% is not a whole number, holders of Class A Common Stock are entitled to elect the nearest higher whole number of directors constituting 25% of the membership of the Board of Directors. Holders of the Common Stock, also voting as a separate class, are entitled to elect the remaining directors. Neither the holders of Jones Intercable Common Stock nor the holders of Jones Intercable Class A Common Stock have cumulative voting rights.

    The holders of our Class A Special Common Stock are not entitled to vote in the election of directors or otherwise, except where class voting is required by applicable law, in which case, each holder of our Class A Special Common Stock shall be entitled to one vote per share. Under applicable law, holders of our Class A Special Common Stock have voting rights in the event our Articles of Incorporation are amended:

    - to create or expand the number of authorized shares of any class of stock which has or may have a preference as to dividends or assets senior to our Class A Special Common Stock;

    - to make any adverse change in the preferences, limitations, or special rights of our Class A Special Common Stock; or

    - to amend or repeal the provisions relating to class voting rights, or in the event of certain fundamental transactions (such as mergers) having the same effect.

    Each holder of our Class A Common Stock has one vote per share and each holder of our Class B Common Stock has 15 votes per share. Our Articles of Incorporation provide that our Class A Special Common Stock, our Class A Common Stock and our Class B Common Stock vote as separate classes on certain amendments to our Articles of Incorporation and on other matters, each as required by applicable law. In all other instances, including the election of directors, our Class A Common Stock and our Class B Common Stock vote as one class. Neither the holders of our Class A Common Stock nor the holders of our Class B Common Stock have cumulative voting rights.

AMENDMENTS TO THE ARTICLES OF INCORPORATION

    Under Colorado law, unless the articles of incorporation, a bylaw adopted by the shareholders, or the proposing board of directors or proposing shareholders require a greater vote, amending the articles of incorporation of an "existing corporation", such as Jones Intercable, requires the approval of two-thirds of the votes cast by the holders of shares entitled to vote thereon and, if any class or series of shares is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in such class vote. The board of directors must recommend the amendment to the shareholders unless the amendment is proposed by shareholders or unless the board determines that, because of a conflict of interest or other special circumstances, it should make no recommendation and communicates the basis for its determination to the shareholders with the amendment.

    Under Colorado law, unless otherwise provided in the articles of incorporation, the board of directors may adopt an amendment to the articles of incorporation without shareholder approval if shares have not been issued or to:

    - delete the names and addresses of the initial directors;

    - delete the name and address of the initial registered agent or registered office, if a statement of change is on file with the secretary of state; or

    - change the corporate name by substituting the word "corporation", "incorporated", "company", "limited", or an abbreviation of any thereof for a similar word or abbreviation in the name, or by adding, deleting, or changing a geographical attribution.

    Colorado law provides that the holders of the shares of a class are entitled to vote as a separate voting group on an amendment if the amendment would:

    - increase or decrease the aggregate number of authorized shares of the class;

    - exchange or reclassify all or part of the shares of the class into shares of another class;

    - exchange or reclassify, or create the right of exchange of, all or part of the shares of another class into shares of the class;

    - change the designations, preferences, limitations, or relative rights of all or part of the shares of the class;

    - change the shares of all or part of the class into a different number of shares of the same class;

    - create a new class of shares having rights or preferences with respect to distributions or dissolution that are prior, superior, or substantially equal to the shares of the class;

    - increase the rights, preferences, or number of authorized shares of any class that, after giving effect to the amendment, has rights or preferences with respect to distributions or dissolution that are prior, superior, or substantially equal to the shares of the class;

    - limit or deny an existing preemptive right of all or part of the shares of the class; or

    - cancel or otherwise affect rights to distributions or dividends that have accumulated but have not yet been declared on all or part of the shares of the class.

    Colorado law also provides that the shares of a series of a class of shares that would be affected by an amendment in one of the above ways are entitled to vote as a separate voting group on an amendment.

    Generally, under Pennsylvania law, unless the articles of incorporation require a greater vote, a proposed amendment will be adopted upon receiving the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon and, if any class or series of shares is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in such class vote. Also, a proposed amendment of the articles of incorporation will not be deemed to have been adopted by a corporation unless the board of directors has also approved the amendment, regardless of the fact that the board submitted the amendment to the shareholders for action.

    Under Pennsylvania law, unless otherwise restricted in the articles of incorporation, an amendment of the articles of incorporation does not require the approval of the shareholders if shares have not been issued or if the amendment only:

    - changes the corporate name;

    - provides for perpetual existence;

    - reduces authorized shares pursuant to acquisition by the corporation of its own shares; or

    - adds or deletes an article providing for a class to be represented by uncertificated shares.

    Also, shareholder approval is not necessary if the corporation has only one class of shares outstanding and the amendment is solely to increase the number of authorized shares to effectuate a stock dividend or a stock split and, in case of a stock split, may also change the par value of the shares.

    Under Pennsylvania law, the holders of shares of a class or series are entitled to vote as a class with respect to an amendment if the amendment would:

    - authorize the board of directors to fix and determine the relative rights and preferences of any preferred or special class;

    - make any change in the preferences, limitations or special rights of the shares of a class or series adverse to the class or series other than preemptive rights or the right to cumulative voting;

    - authorize a new class or series having a preference as to dividends or assets which is senior to the shares of a class or series; or

    - increase the number of authorized shares of any class or series having a preference as to dividends or assets which is senior in any respect to the shares of a class or series.

The Comcast Articles of Incorporation and Bylaws and the Jones Intercable Articles of Incorporation and Bylaws do not contain a provision requiring greater than the statutory requirement for approval of amendments to such articles.

DIVIDENDS AND REPURCHASES OF SHARES

    Colorado law dispenses with the concept of par value of shares as well as statutory definitions of capital and surplus. Colorado law permits a corporation to distribute funds with respect to the corporations shares, whether as dividends or share repurchases, unless after giving effect to the distribution:

    - the corporation would not be able to pay its debts as they become due in the usual course of business; or

    - the corporation's total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

    Dividends in cash, property or shares of Jones Intercable may be paid upon the Common Stock and Class A Common Stock, if declared by the company's Board of Directors, out of any funds legally available therefor, and holders of Class A Common Stock have a cash dividend preference over holders of Common Stock, as described below. Holders of Common Stock and Class A Common Stock are entitled to share ratably in assets available for distribution upon any liquidation of the company, subject to the prior rights of creditors, although holders of Class A Common Stock have a preference on liquidation over holders of Common Stock, as described below.

    The Class A Common Stock has certain preferential rights with respect to cash dividends and upon liquidation of the company. In the event that cash dividends are paid, the holders of the Class A Common Stock will be paid $.005 per share per quarter in addition to the amount payable per share of Common Stock. In the case of liquidation, holders of Class A Common Stock will be entitled to a preference of $1 per share. After such amount is paid, holders of the Common Stock will then be entitled to receive $1 per share for each share of Common Stock outstanding. Any remaining amount will be distributed to the holders of Class A Common Stock and Common Stock on a pro rata basis.

    Under Pennsylvania law, the board of directors of a corporation may, except as otherwise provided in its bylaws, declare and pay distributions to shareholders in cash, property or shares, provided that a distribution may not be made if, after giving effect thereto:

    - the corporation would be unable to pay its debts as they become due in the usual course of its business; or

    - the total assets of the corporation would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time the distribution is approved, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Total assets and liabilities for this purpose are to be determined by the board of directors, which may base its determination on such factors as it considers relevant, including the book value of the corporation's assets and liabilities, unrealized appreciation and depreciation of the corporation's assets, the current value of its assets and liabilities either valued separately or as an entity as a going concern or any other method reasonable under the circumstances.

    Subject to the preferential rights of any Preferred Stock then outstanding, the holders of our Class A Special Common Stock, our Class A Common Stock and our Class B Common Stock are entitled to receive pro rata per share such cash dividends as from time to time may be declared by our Board of Directors out of funds legally available therefor. Each class of our common stock is to receive cash dividends and (except as described below) dividends of stock or other property, as declared, on an equal basis per share. Stock dividends on, and stock splits of, any class of our common stock shall not be paid or issued unless paid or issued on all classes of our common stock, in which case (except as described below) they are to be paid or issued only in shares of that class; provided, however, that stock dividends or stock splits of our Class A Special Common Stock, our Class A Common Stock or our Class B Common Stock may be paid or issued in shares of either our Class A Common Stock or our Class A Special Common Stock.

    Our Articles of Incorporation permit us (in the discretion of our Board of Directors), by means of a dividend, rights distribution, merger, statutory division, recapitalization, or other means, to distribute to the holders of the three existing classes of our common stock separate classes of equity interests in us (e.g. different classes of tracking stock) or in other entities (e.g., different classes of stock in a subsidiary being spun off to our shareholders) substantially replicating the relative rights of the three existing classes of our common stock.

    Under Pennsylvania Law, a corporation may not, with certain limited exceptions, repurchase or redeem its shares when the capital of such corporation is impaired or when such purchase or redemption would cause the impairment of the capital of such corporation.

DISSENTERS' RIGHTS

    Under Colorado law, a shareholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to dissenters' rights pursuant to which such shareholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. Such fair market value is determined exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation and such appraisal rights are not available to shareholders of a corporation surviving a merger if no vote of the shareholders of the surviving corporation is required to approve the merger or share exchange under Colorado law (unless the merger involves a corporation being merged with its parent). However, no dissenters' rights are available with respect to shares which, at the applicable record date, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless the holders of such shares are required by the terms of the merger or consolidation to accept any consideration other than shares of the surviving corporation, shares of stock of another corporation or such shares and cash in lieu of fractional shares.

    Under Pennsylvania law, a shareholder may dissent from, and receive payment of the fair value of its shares in the event of certain mergers, consolidations, share exchanges, asset transfers and corporate divisions. However, no dissenters' rights are available with respect to shares which, at the applicable record date, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless the holders of such shares are required by the terms of the merger or consolidation to accept any consideration other than shares of the surviving corporation, shares of stock of another corporation or such shares and cash in lieu of fractional shares.

SPECIAL TREATMENT

    Pennsylvania law provides that an amendment or plan may contain a provision classifying the holders of shares of a class into one or more separate groups by reference to any facts or circumstances that are not manifestly unreasonable and providing mandatory treatment for shares of the class held by particular shareholders or groups of shareholders that differs materially from the treatment accorded other shareholders or groups of shareholders holding shares of the same class if:

    - the plan or amendment is approved by a majority of the votes cast by the shareholders, including the class of shareholders subject to such mandatory treatment; or

    - a court of competent jurisdiction approves the special treatment.

    Dissenters' rights would generally be available to shareholders subject to special treatment.

AMENDMENTS TO BYLAWS

    Colorado law provides that both the board of directors and the shareholders have the power to amend the bylaws at any time to add, change, or delete a provision, unless a specific provision of Colorado law, the articles of incorporation, or a particular bylaw restricts the power of the board of directors. The Jones Intercable Articles of Incorporation and Bylaws do not restrict the power of the board of directors and the shareholders to amend the Jones Intercable bylaws, other than requiring that amending the provisions relating to class voting requires the unanimous vote of all Jones Intercable shareholders.

    Under Pennsylvania law, after a corporation receives payment for any of its stock, the power to adopt, amend or repeal bylaws resides exclusively in the shareholders unless the bylaws confer a concurrent power on the board of directors. However, even if the shareholders confer concurrent power on the board of directors, the directors have no authority to adopt or change a bylaw on any subject that is committed expressly to the shareholders by Pennsylvania law. A majority of the shareholders entitled to vote have the power to amend our Bylaws except as limited by Pennsylvania law and except that such power is limited by the shareholders' right to change any such action.

ACTION BY WRITTEN CONSENT

    Colorado law provides that, unless otherwise provided in the articles of incorporation, shareholders may act without a meeting on any action required or permitted to be taken at a meeting if all of the shareholders entitled to vote thereon consent to such action in writing. The Jones Intercable Bylaws provide that shareholder action may be taken without a meeting if all of the shareholders entitled to vote on the action consent in a signed writing which sets forth the action to be taken.

    Under Pennsylvania law, unless otherwise provided in the bylaws, shareholders may act without a meeting on any action requiring a shareholder vote, provided they have the written consent of the holders of all outstanding shares entitled to vote thereon. Any action that must be or could be taken at a meeting of our shareholders (or a class of shareholders) may be taken without a meeting if prior to or subsequent to the action, a written consent setting forth the action to be taken is signed by all of the shareholders who would be entitled to vote at a meeting for such purpose. Our Bylaws permit our shareholders to take action by written consent if, prior or subsequent to the action, a consent in writing setting forth the action to be taken shall be signed by all of the shareholders who would be entitled to vote at a meeting for such purpose and shall be filed with our Corporate Secretary.

SPECIAL MEETING OF SHAREHOLDERS

    Under Colorado law, special meetings of the shareholders may be called by:

    - the board of directors;

    - such person or persons authorized by the bylaws or a resolution of the board of directors; or

    - the holders of shares representing at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the meeting.

A meeting of shareholders may also be ordered by a district court on application of any shareholder entitled to participate in an annual meeting if an annual meeting was not held within the earlier of six months after the close of the corporation's most recently ended fiscal year or fifteen months after its last annual meeting.

    The Jones Intercable Bylaws provide that special meetings of the shareholders may be called by the Chief Executive Officer, President, the Board of Directors, or the holders of at least 10% of all of the shares entitled to vote at the meeting (regardless of the number of votes such shares are entitled to cast at such meeting).

    Pennsylvania law provides that special meetings of the shareholders may be called by:

    - the board of directors;

    - shareholders entitled to cast at least 20% of the vote entitled to be cast at that meeting, however, as a company subject to the rules and regulations under the Securities Exchange Act of 1934, such provision is inapplicable to us (except for special meetings relating to certain interested shareholder transactions); or

    - such person or persons as may be authorized by the bylaws.

In addition, under Pennsylvania law, if the annual meeting for election of directors is not called and held within six months after the designated time, any shareholder may call the meeting at any time thereafter.

    Special meetings of our shareholders may be called by the Chairman of the Board of Directors or the President or by the Board of Directors.

ANNUAL MEETING OF SHAREHOLDERS

    Under Colorado law, a corporation shall hold a meeting of shareholders annually at the time and date fixed in accordance with its bylaws or in accordance with a resolution of its board of directors. The Jones Intercable Bylaws set the annual meeting on the last Friday in October of each year or at another date and time as determined by Jones Intercable's Board of Directors.

    Pennsylvania law requires that except as otherwise provided in the articles of incorporation, at least one meeting of the shareholders shall be held in each calendar year for the election of directors at such time as provided in or fixed pursuant to authority granted in the corporation's bylaws. Our Bylaws allow our Board of Directors to determine the date and time of the annual meeting of our Shareholders. If the Board of Directors fails to set a time and date, then our annual meeting shall be on the second Thursday of June (unless such date is a holiday, and if so, then the meeting shall be on the next succeeding business day.)

BUSINESS CONDUCTED AT MEETING OF SHAREHOLDERS

    The business that may be conducted at any meeting of our shareholders must:

    - be specified in the written notice of the meeting (or any supplement thereto) given by us;

    - be brought before the meeting at the direction of our Board of Directors;

    - be brought before the meeting by the presiding officer of the meeting unless a majority of the directors then in office object to such business being conducted at the meeting; or

    - in the case of any matters intended to be brought by one of our shareholders before an annual meeting of shareholders for specific action at such meeting, have been specified in a written notice given to our Secretary, by or on behalf of any shareholder who shall have been a shareholder of record on the record date for such meeting and who shall continue to be entitled to vote at such meeting, in accordance with certain requirements set forth in our Bylaws.

Jones Intercable does not place such restrictions on the business to be conducted at a meeting of shareholders.

PREEMPTIVE RIGHTS

    Holders of Jones Intercable common stock do not have preemptive rights to purchase shares of such stock or shares of stock of any other class that Jones Intercable may issue. All issued and outstanding shares of Jones Intercable Common Stock and Class A Common Stock are validly issued, fully paid and nonassessable.

    The holders of our common stock do not have any preemptive rights. However, if the right to subscribe to stock, stock options or warrants to purchase stock is offered or granted to all holders of our Class A Special Common Stock or our Class A Common Stock, parallel rights must be given to all holders of our Class B Common Stock. All shares of our common stock presently outstanding are, and all shares of our Class A Special Common Stock to be issued in our exchange offer will, when issued, be fully paid and non-assessable.

SIZE OF THE BOARD OF DIRECTORS

    Under Colorado law, a corporation may have one or more directors on its board. The size of the board must be specified in or fixed in accordance with the articles of incorporation or the bylaws. The articles or bylaws may establish a range for the size of the board of directors, with the number of directors fixed or changed from time to time within the range by the shareholders or the board of directors. The Jones Intercable Articles of Incorporation provide that the number of directors may be increased or decreased as provided in the Bylaws, but that no decrease may shorten the term of an incumbent director and the number of directors shall not be decreased to less than three. The Jones Intercable Bylaws provide for a range of directors between 8 and 13, with the current board set at nine directors.

    Pennsylvania law also allows a corporation to have one or more directors on its board. Under Pennsylvania law, the bylaws or articles of incorporation govern the size of the board. If neither the articles of incorporation nor the bylaws provide for the size of the board, Pennsylvania law fixes the number of directors on the board at three. Our Bylaws grant the Board of Directors the power to determine the number of directors on our Board. Our current Board is set at nine directors.

CLASSIFICATION OF THE BOARD OF DIRECTORS

    A classified or staggered board is one on which a certain number, but not all, of the directors are elected on a rotating basis each year. This method of electing directors makes changes in the composition of the board of directors more difficult, and thus a potential change in control of a corporation a lengthier and more difficult process. Colorado law permits, but does not require, a staggered board of directors. The directors may be divided by the articles of incorporation into as many as three classes with staggered terms of office, with only one class of directors standing for election each year. The Jones Intercable Articles of Incorporation do not provide for a classified Board of Directors, and directors hold office until the next annual meeting of shareholders and until his or her successor has been elected and qualified.

    Pennsylvania law provides that, unless otherwise specified in the articles of incorporation, a corporation's board of directors may be divided into various classes with staggered terms of office. All classes must be as nearly equal in number as possible, the term of office of at least one class must expire in each year and the members of a class may not be elected for a period longer than four years. If the directors are to be classified, the classification must be done in the articles of incorporation. Our Articles of Incorporation do not provide for a classified Board of Directors, and directors hold office until the next annual meeting of shareholders and until his or her successor has been elected and qualified.

VACANCIES ON THE BOARD

    Under Colorado law, unless otherwise provided in the articles of incorporation, if a vacancy occurs on the board of directors, including a vacancy resulting from an increase in the number of directors, it may be filled by the shareholders or the board of directors. If less than a quorum of directors remain in office, they may fill the vacancy by the affirmative vote of a majority of all the directors remaining in office. The Jones Intercable Bylaws provide that vacancies on the Board of Directors are filled by the remaining directors, unless the remaining directors elect to call a special meeting of the shareholders to fill such vacancy. If the vacancy is to be filled by the directors, it is filled by the affirmative vote of a majority of the directors elected by the same voting group remaining in office. If the vacancy is to be filled by the shareholders, only the holders of shares of that voting group are entitled to vote to fill the vacancy. A director elected to fill a vacancy holds office during the unexpired term of his or her predecessor in office. A director elected to fill a position resulting from an increase in the Board of Directors holds office until the next annual meeting of shareholders and until his or her successor is elected and qualified.

    Pennsylvania law provides that a majority of the directors then in office, even if less than a quorum, may fill newly created directorships and all vacancies, including vacancies resulting from an increase in the size of the board. In addition, when one or more directors resign from the board effective at a future date, the directors then in office, including those who have so resigned, may fill the vacancy or vacancies by a majority vote. Unless the bylaws specify otherwise, directors selected to fill newly created directorships and all vacancies serve only the balance of the unexpired term. Our Bylaws provide that any vacancies on the Board of Directors, including vacancies resulting from an increase in the number of directors, may be filled by a majority vote of the remaining members of the Board (though less than a quorum) or by a sole remaining director or by the shareholders. Each person so selected shall be a director to serve for the balance of the unexpired term.

REMOVAL OF DIRECTORS

    Under Colorado law, a director of a corporation that does not have cumulative voting may be removed with or without cause with the approval of a majority of the outstanding shares entitled to vote at an election of directors. In the case of a Colorado corporation having cumulative voting, if less than the entire board is to be removed, a director may not be removed without cause if the number of shares voted against such removal would be sufficient to elect the director under cumulative voting. The Jones Intercable Bylaws provide that any director may be removed at any time, with or without cause, if the number of votes cast in favor of removal exceeds the number of votes cast against removal at a meeting expressly called for that purpose. Only the shareholders of the voting group that elected the director may participate in the vote to remove the director.

    With two exceptions under Pennsylvania law, the holders of a majority of the shares entitled to vote at an election of directors may remove any director, with or without cause. Those two exceptions are as follows:

    - if the corporation has a classified board, shareholders may remove a director only for cause; and

    - if the corporation has cumulative voting, and less than the entire board of directors is to be removed, then no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if cumulatively voted at an election of the entire board of directors, or if there are classes of directors, at an election of the class of directors of which he or she is a part.

    Our Bylaws correspond to Pennsylvania law and our Board is not classified nor do we have cumulative voting; therefore, a majority of the shareholders entitled to elect directors may remove a director, with or without cause.

INTERESTED DIRECTOR TRANSACTIONS

    Under Colorado law, certain contracts or transactions in which one or more of a corporations' directors has an interest are not void or voidable because of such interest provided that certain conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. Pursuant to Colorado law:

    - the material facts as to the interested director's relationship or interest in the transaction are disclosed or are known to the board of directors, or a committee of the board of directors, and the board of directors or committee in good faith authorizes, approves, or ratifies the interested director transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum; or

    - the material facts as to the interested director's relationship or interest in the transaction are disclosed or are known to the shareholders entitled to vote thereon, and the interested director transaction is specifically authorized, approved, or ratified in good faith by a vote of the shareholders; or

    - the interested director transaction is fair as to the corporation.

    The Jones Intercable Articles of Incorporation provide that interested director transactions are not invalid provided that the interest is disclosed or is known to a majority of the Board of Directors. In addition, interested directors are counted for determining whether a quorum is present at a meeting of the Board and interested directors may vote to authorize the transaction in which they are interested.

    Pennsylvania law provides rules for transactions between a corporation and one or more of its directors or between a corporation and another entity in which the corporation's director is also a director or in which the director has a financial interest. Under the laws of Pennsylvania, such a transaction is not void or voidable solely because:

    - of the director's interest;

    - the interested director was present at or participated in the meeting at which the transaction was authorized; or

    - the interested director's vote counted in the authorization of the transaction.

    Such a transaction is not void or voidable provided:

    - the board of directors knows or learns of the material facts regarding the director's interest and the board authorizes the transaction by the affirmative vote of a majority of disinterested directors; even though the disinterested directors are less than a quorum.

    - the shareholders entitled to vote on the transaction know or are told the material facts regarding the director's interest, and the shareholders approve in good faith the transaction; or

    - the transaction is fair to the corporation as of the time it is authorized, approved or ratified by the board of directors or shareholders.

    Our Articles of Incorporation and Bylaws do not alter the statutory rules regarding interested director transactions.

SHAREHOLDER RECORDS

    Colorado law allows any shareholder to inspect the shareholder list for a purpose reasonably related to such person's interests as a shareholder. Colorado law limits the inspection rights to periods after notice of a meeting through and including the time of the meeting. Colorado law allows any shareholder to inspect the corporate records containing the corporation's bylaws, articles of incorporation, corporate minutes of shareholder meetings and actions and written communications to the shareholders for the previous three years upon giving the corporation five days written notice of such demand to inspect the books. Colorado law also grants certain shareholders a more extensive right to inspect other corporate records.

    Under Pennsylvania law, every shareholder has a statutory right to inspect the stock list or books and records of a corporation for a proper purpose during the usual hours for business upon submitting a written verified demand stating his or her purpose. If a corporation does not grant inspection to a shareholder within five business days of a demand, the shareholder may apply to the court for an order to enforce his or her demand. A proper purpose is any purpose reasonably related to such person's status as a shareholder in a corporation.

SHAREHOLDER DERIVATIVE SUITS

    Under Colorado law, a shareholder may bring a derivative action on behalf of the corporation only if the shareholder was a shareholder of the corporation at the time of the transaction in question or if his or her stock thereafter devolved upon him or her by operation of law. Colorado law provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond.

    Pennsylvania law provides that a shareholder may bring a derivative action on behalf of the corporation only if the shareholder was a shareholder of the corporation or owner of a beneficial interest in the shares at the time of the transaction in question, or that the shares or beneficial interest in the shares evolved by operation of law from a person who owned the shares or beneficial interest at that time. The above requirement may be waived, in the discretion of the court, if disqualification of the claim will result in serious injustice. Pennsylvania law also provides that, unless the shareholders maintaining the proceeding meet certain minimum share ownership requirements, the corporation is entitled to require the plaintiffs to give security for the reasonable expenses associated with the proceeding and any possible indemnification that may be required.

DISSOLUTION

    Under Colorado law, if the dissolution is initially approved by the board of directors, it may be approved in an "existing corporation", such as Jones Intercable, by two-thirds of the outstanding shares of the corporation's stock entitled to vote. In the event of such a board-initiated dissolution, Colorado law allows a Colorado corporation to include in its articles of incorporation a different voting requirement in connection with dissolutions. The Jones Intercable Articles of Incorporation and Bylaws do not alter the voting requirement in connection with a dissolution of the corporation.

    Under Pennsylvania law, if the board of directors adopts a resolution recommending to dissolve the corporation, the shareholders must adopt the resolution by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon.

                                 LEGAL MATTERS

    The validity of our Class A Special Common Stock to be issued pursuant to our exchange offer will be passed upon by Arthur R. Block, Esquire, Senior Deputy General Counsel.

                                    EXPERTS

    The consolidated financial statements and the related financial statement schedules incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

    The consolidated balance sheets of Jones Intercable and its subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of operations, shareholders equity and cash flows for each of the years in the three year period ended December 31, 1998, have been incorporated by reference to Jones Intercable's Annual Report on Form 10-K for the year ended December 31, 1998 in reliance upon the report of Arthur Andersen LLP, independent certified public accountants, given on the authority of said firm as an expert in accounting and auditing.

    The consolidated financial statements of QVC, Inc. and subsidiaries, as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998, have been audited by KPMG LLP, independent certified public accountants, as stated in their report, which is included as an exhibit to our annual report on Form 10-K for the fiscal year ended December 31, 1998 and incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed a Registration Statement on Form S-4 regarding our exchange offer with the Securities and Exchange Commission. This prospectus is a part of the Registration Statement but does not contain all of the information included in the Registration Statement. References in this prospectus to any of our contracts or other documents are not necessarily complete and you should refer to the exhibits filed with the Registration Statement for copies of the actual contracts or documents. We have also filed a Tender Offer Statement on Schedule 14D-1 regarding our exchange offer with the SEC. This prospectus is also one of the offering documents included in our Schedule 14D-1 filing but does not contain all of the information included in the Schedule 14D-1. You should refer to the Registration Statement, the Schedule 14D-1 and their respective exhibits for further information about us, our Class A Special Common Stock and our exchange offer. You may read and copy our Registration Statement, our Schedule 14D-1, the related exhibits and the other materials we file with the SEC at the following locations in Washington D.C., New York, New York and Chicago,
Illinois:

    Public Reference Room            New York Regional              Chicago Regional
   450 Fifth Street, N.W.                 Office                         Office
          Room 1024                7 World Trade Center              Citicorp Center
   Washington, D.C. 20549               Suite 1300                  500 West Madison
                                    New York, New York                   Street
                                           10048                       Suite 1400
                                                                    Chicago, Illinois
                                                                       60661-2511

    Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file reports with the SEC, including Comcast and Jones Intercable. The site's address is http://www.sec.gov.

    Comcast and Jones Intercable file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of these filings at the SEC's Internet site or at the SEC's public reference rooms. You can request copies of those filings, upon payment of a duplicating fee, by writing to the SEC. Our and Jones Intercable's SEC filings are also available to the public from commercial document retrieval services.

                           INCORPORATION BY REFERENCE

    The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. The information incorporated by reference is deemed to be a part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that Comcast (SEC File No. 0-06983) and Jones Intercable (SEC File No. 1-09953) have previously filed with the SEC.

    - Our Annual Report on Form 10-K for the year ended December 31, 1998.

    - Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999.

    - Our Current Reports on Form 8-K dated August 9, 1999, July 7, 1999, May 26, 1999, May 26, 1999, May 4, 1999, April 7, 1999, March 22, 1999, March
      9, 1999, March 9, 1999 and January 20, 1999.

    - The description of our Class A Special Common Stock contained in our Registration Statement on Form 8-A/A filed on July 16, 1996 (including any amendment or report filed for the purpose of updating such description).

    - Jones Intercable's Annual Report on Form 10-K for the year ended December 31, 1998.

    - Jones Intercable's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999.

    - Jones Intercable's Current Reports on Form 8-K dated August 9, 1999, May 26, 1999 and April 7, 1999.

    - The description of Jones Intercable's Common Stock contained in Item 12 of Jones Intercable's Registration Statement on Form 10 filed on June 13, 1979 (including any amendment or report filed for the purpose of updating such description).

    - The description of Jones Intercable's Class A Common Stock contained in Jones Intercable's Registration Statement on Form 8-A filed on January 26, 1981 (including any amendment or report filed for the purpose of updating such description).

    We also incorporate by reference into this prospectus additional documents that may be filed by us or Jones Intercable with the SEC from the date of this prospectus to the date of the expiration of our exchange offer. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

    We or Jones Intercable have filed each of these documents with the SEC and they are available from the SEC's Internet site and public reference rooms described under "Where You Can Find More Information" above. You may also request a copy of these filings, at no cost (excluding all exhibits unless we have specifically incorporated by reference an exhibit in this prospectus), by writing or calling us, or Jones Intercable, at the following address or telephone number:

              Marlene S. Dooner                               Kelley Claypool
     Senior Director, Investor Relations            Senior Analyst, Investor Relations
             Comcast Corporation                          Jones Intercable, Inc.
             1500 Market Street                           c/o Comcast Corporation
    Philadelphia, Pennsylvania 19102-2148                   1500 Market Street
     Comcast Investor Relations Hotline:           Philadelphia, Pennsylvania 19102-2148
               (215) 655-8199                        Jones Investor Relations Hotline:
                                                              (215) 655-8198

    YOU SHOULD REQUEST DOCUMENTS AT LEAST FIVE BUSINESS DAYS BEFORE THE EXPIRATION OF OUR EXCHANGE OFFER TO ENSURE TIMELY DELIVERY. You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not, and the Dealer Manager has not, authorized anyone else to provide you with different information.

    Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Jones Intercable shares and any other required documents should be sent or delivered by each holder of Jones Intercable Common Stock or Class A Common Stock or his or her broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent at the applicable address set forth below:

                 THE EXCHANGE AGENT FOR OUR EXCHANGE OFFER IS:
                              THE BANK OF NEW YORK

          BY MAIL:              BY FACSIMILE TRANSMISSION:     BY HAND/OVERNIGHT DELIVERY:
Tender & Exchange Department    (for Eligible Institutions    Tender & Exchange Department
       P.O. Box 11248                      only)                   101 Barclay Street
    Church Street Station             (212) 815-6213           Receive and Deliver Window
   New York, NY 10286-1248         Confirm Facsimile by            New York, NY 10286
                                        Telephone:
                                      1-800-507-9357

    Any questions or requests for assistance or additional copies of this prospectus, the Letter of Transmittal, the Notice of Guaranteed Delivery and the other exchange offer materials may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Jones Intercable shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning our exchange offer.

                THE INFORMATION AGENT FOR OUR EXCHANGE OFFER IS:

                             D.F. KING & CO., INC.
                                77 Water Street
                               New York, NY 10005
                                 (800) 347-4750

                 THE DEALER MANAGER FOR OUR EXCHANGE OFFER IS:

                            LAZARD FRERES & CO. LLC
                              30 Rockefeller Plaza
                            New York, New York 10020
                         (212) 632-6717 (call collect)

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Subchapter D (Sections 1741 through 1750) of Chapter 17 of the Pennsylvania Business Corporation Law of 1988 (the "PBCL" or "Pennsylvania Law") contains provisions for mandatory and discretionary indemnification of a corporation's directors, officers, employees and agents (collectively, "Representatives"), and related matters, which is summarized below.

    Under Section 1741, subject to certain limitations, a corporation has the power to indemnify directors, officers and other Representatives under certain prescribed circumstances against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party or threatened to be made a party by reason of his being a Representative of the corporation or serving at the request of the corporation as a Representative of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

    Section 1742 provides for indemnification with respect to derivative actions similar to that provided by Section 1741. However, indemnification is not provided under Section 1742 in respect of any claim, issue or matter as to which a Representative has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the Representative is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

    Section 1743 provides that indemnification against expenses is mandatory to the extent that a Representative has been successful on the merits or otherwise in defense of any such action or proceeding referred to in Section 1741 or 1742.

    Section 1744 provides that unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation as authorized in the specific case upon a determination that indemnification of a Representative is proper because the Representative met the applicable standard of conduct, and such determination will be made by (i) the board of directors by a majority vote of a quorum of directors not parties to the action or proceeding; (ii) if a quorum is not obtainable or if obtainable and a majority of disinterested directors so directs, by independent legal counsel in a written opinion; or
(iii) by the shareholders.

    Section 1745 provides that expenses incurred by a Representative in defending any action or proceeding referred to in Subchapter D of Chapter 17 of the PBCL may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the Representative to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

    Section 1746 provides generally that except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter D of Chapter 17 of the PBCL shall not be deemed exclusive of any other rights to which a Representative seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office.

    Section 1747 grants a corporation the power to purchase and maintain insurance on behalf of any Representative against any liability incurred by him in his capacity as a Representative, whether or not the corporation would have the power to indemnify him against that liability under Subchapter D of Chapter 17 of the PBCL.

    Sections 1748 and 1749 apply the indemnification and advancement of expenses provisions contained in Subchapter D of Chapter 17 of the PBCL to successor corporations resulting from consolidation, merger or division and to service as a Representative of a corporation or an employee benefit plan.

    Section 7-2 of our Bylaws provides that we will indemnify any of our directors or officers to the fullest extent permitted by the Pennsylvania Law against all expense, liability and loss reasonably incurred or suffered by such person in connection with any threatened, pending or completed action, suit or proceeding (a "Proceeding") involving such person by reason of the fact that he or she is or was a director or officer of Comcast or is or was serving at the request or for the benefit of Comcast in any capacity for another corporation or other enterprise. No indemnification pursuant to Section 7-2 may be made, however, in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

    Section 7-2 further provides that the right to indemnification includes the right to have the expenses incurred by the indemnified person in defending any Proceeding paid by us in advance of the final disposition of the Proceeding to the fullest extent permitted by Pennsylvania Law. In addition, Section 7-2 provides that Registrant may purchase and maintain insurance for the benefit of any person on behalf of whom insurance is permitted to be purchased by Pennsylvania Law against any expense, liability or loss whether or not we would have the power to indemnify such person under Pennsylvania or other law. We may also purchase and maintain insurance to insure our indemnification obligations, whether arising under our Bylaws or otherwise. In addition, Section 7-2 states that Comcast may create a fund of any nature or otherwise may secure in any manner our indemnification obligations, whether arising under the Bylaws or otherwise.

    Section 7-3 of our Bylaws states that the provisions of Comcast's Bylaws relating to indemnification constitute a contract between us and each of our directors and officers which may be modified as to any director or officer only with that person's consent or as provided in Section 7-3. Further, any repeal or amendment of the indemnification provisions of our Bylaws adverse to any director or officer will apply only on a prospective basis. In addition, no repeal or amendment of the Bylaws may affect the indemnification provisions of the Bylaws so as to limit indemnification or the advancement of expenses in any manner unless adopted by (a) the unanimous vote of our directors then serving or
(b) the affirmative vote of shareholders entitled to cast at least 80% of the votes that all shareholders are entitled to cast in the election of directors, provided that no such amendment will have a retroactive effect inconsistent with the preceding sentence.

    Our directors and officers are insured against certain liabilities under our directors' and officers' liability insurance as permitted by the PBCL.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    Exhibits required to be filed by Item 601 of Regulation S-K:

EXHIBIT NUMBER     DESCRIPTION
-----------------  -------------------------------------------------------------------------------------------------
         4         Specimen Class A Special Common Stock Certificate (incorporated by reference to Exhibit 4(2) to our Annual Report on Form 10-K for the year ended December 31, 1986).

         5*        Opinion and consent of Arthur R. Block, Esquire, Senior Deputy General Counsel

        15         Letter re: Unaudited Interim Financial Information from Arthur Andersen LLP.

        23.1       Consent of Deloitte & Touche LLP.

        23.2       Consent of Arthur Andersen LLP.

        23.3       Consent of KPMG LLP.

        24.1       Power of Attorney (set forth on the signature pages hereto).

        99.1*      Letter of Transmittal.

        99.2*      Notice of Guaranteed Delivery.

        99.3*      Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

        99.4*      Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other
                   Nominees.

        99.5*      Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

------------------------

*   To be filed by amendment

ITEM 22. UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes:

        (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

    (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                        SIGNATURES AND POWER OF ATTORNEY

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Philadelphia, Pennsylvania, on August 20, 1999.

                                COMCAST CORPORATION

                                By:             /s/ BRIAN L. ROBERTS
                                     -----------------------------------------
                                            Brian L. Roberts, President

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Ralph J. Roberts, Brian L. Roberts, Julian
A. Brodsky, Lawrence S. Smith, John R. Alchin, Stanley Wang and Arthur R. Block and each of them, his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------
     /s/ RALPH J. ROBERTS
------------------------------  Chairman of the Board of      August 20, 1999
       Ralph J. Roberts           Directors; Director

    /s/ JULIAN A. BRODSKY
------------------------------  Vice Chairman of the Board    August 20, 1999
      Julian A. Brodsky           of Directors; Director

     /s/ BRIAN L. ROBERTS       President; Director
------------------------------    (Principal Executive        August 20, 1999
       Brian L. Roberts           Officer)

    /s/ LAWRENCE S. SMITH       Executive Vice President
------------------------------    (Principal Accounting       August 20, 1999
      Lawrence S. Smith           Officer)

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------
      /s/ JOHN R. ALCHIN        Senior Vice President and
------------------------------    Treasurer (Principal        August 20, 1999
        John R. Alchin            Financial Officer)

   /s/ GUSTAVE G. AMSTERDAM
------------------------------  Director                      August 20, 1999
     Gustave G. Amsterdam

   /s/ SHELDON M. BONOVITZ
------------------------------  Director                      August 20, 1999
     Sheldon M. Bonovitz

   /s/ JOSEPH L. CASTLE II
------------------------------  Director                      August 20, 1999
     Joseph L. Castle II

    /s/ BERNARD C. WATSON
------------------------------  Director                      August 20, 1999
      Bernard C. Watson

    /s/ IRVING A. WECHSLER
------------------------------  Director                      August 20, 1999
      Irving A. Wechsler

       /s/ ANNE WEXLER
------------------------------  Director                      August 20, 1999
         Anne Wexler